Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

THE PRICELINE GROUP INC.,

RHOMBUS, INC.

AND

OPENTABLE, INC.

JUNE 12, 2014

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 12, 2014, is entered into by and among OpenTable, Inc., a Delaware corporation (the “Company”), The Priceline Group Inc., a Delaware corporation (“Parent”), and Rhombus, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Acquisition Sub”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement, Acquisition Sub has agreed to commence a cash tender offer (as it may be extended and amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (“Shares”), for $103.00 per share of Company Common Stock (such amount, or any different amount per share paid pursuant to the Offer to the extent permitted under this Agreement, being the “Offer Price”), net to the seller in cash, without interest;

WHEREAS, following the consummation of the Offer, upon the terms and conditions set forth herein, Acquisition Sub will be merged with and into the Company (the “Merger”) with the Company as the surviving corporation in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each Share, except as otherwise provided herein, will be converted into the right to receive the Offer Price, net to the seller in cash, without interest, upon the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of Acquisition Sub and the board of directors of the Company (the “Company Board of Directors”) have approved and declared advisable and in the best interests of each corporation and its respective stockholders, and the board of directors of Parent has approved and declared advisable, this Agreement and the transactions contemplated hereby, including the Offer and the Merger;

WHEREAS, the Company Board of Directors has resolved to recommend to its stockholders to accept the Offer and tender their Shares to Acquisition Sub pursuant to the Offer;

WHEREAS, Parent, as the sole stockholder of Acquisition Sub, will immediately following execution hereof adopt this Agreement and approve the Offer, the Merger and the other transactions contemplated by this Agreement (the “Transactions”);

WHEREAS, the Merger shall be governed by Section 251(h) of the DGCL and shall be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are executing support agreements in favor of Parent; and

WHEREAS, Parent, Acquisition Sub and the Company desire to make certain representations, warranties and agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.01         Definitions.

(a)           As used in this Agreement, the following terms have the following meanings:

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

“Acquired Company Employees” mean all employees of the Acquired Companies as of the Effective Time.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, (i) any proposal or offer (other than any proposal or offer by Parent, Acquisition Sub or their respective Affiliates) with respect to a merger, consolidation, exclusive license, business combination, recapitalization, reorganization, joint venture, partnership, liquidation, dissolution or similar transaction involving any Acquired Company or (ii) any proposal or offer to acquire, by tender offer, share exchange, stock or asset purchase or in any other manner, which, in each case with respect to clauses (i) and (ii), if consummated, would result in any Person (other than Parent, Acquisition Sub or any of their respective Affiliates) becoming, in one or a series of related transactions, directly or indirectly, the beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of (A) 25% or more of the total voting power or of any class of equity securities of any Acquired Company or, in the case of a transaction described in clause (i), the entity resulting from such transaction or (B) assets (including equity securities of any Subsidiary) comprising 25% or more of the consolidated net income, consolidated net revenue or fair market value of the total consolidated assets of the Acquired Companies, taken as a whole.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, or foreign law, constitution, treaty, convention, ordinance, code, common law, rule, regulation, agency requirement, Permit or Order enacted, adopted, or promulgated by a Governmental Authority that is binding upon such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Change of Board Recommendation” means to (i) withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Acquisition Sub, the Company Board Recommendation or fail to include the Company Board Recommendation in (or remove from) the Schedule 14D-9; (ii) approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Acquisition Proposal; (iii) fail to recommend unequivocally against acceptance of any tender offer or exchange offer that is publicly disclosed (other than by Parent or an Affiliate of Parent) prior to the date eleven (11) Business Days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act or recommend that the stockholders of the Company tender their Shares in such tender offer or exchange offer; or (iv) make any other public statement that has the substantive effect of withdrawing or adversely modifying the Company Board Recommendation, in case of each of clauses (i), (ii), (iii) and (iv) by or on behalf of the Company Board of Directors or any committee thereof; provided, that a termination of this Agreement by the Company pursuant to Section 10.01(b) shall not, in and of itself, constitute a Change of Board Recommendation.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated unaudited balance sheet of the Company as of March 31, 2014 and the notes thereto, as contained in the Company SEC Documents.

“Company Balance Sheet Date” means March 31, 2014.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, $0.0001 par value, of the Company.

“Company Compensatory Award” means each Company Option, Company RSU and other equity-based award denominated in Company Common Stock that was granted pursuant to a Company Stock Plan.

“Company Disclosure Schedule” means the disclosure schedule dated the date of this Agreement regarding this Agreement that has been provided by the Company to Parent prior to the parties’ entry into this Agreement.

“Company IP” means all Intellectual Property Rights and Technology owned or purported to be owned by any Acquired Company.

“Company IP Agreement” means any Contract to which any Acquired Company is a party or is otherwise bound and pursuant to which any Acquired Company has granted any material rights with respect to any Company IP or has been granted any material rights with respect to any third party Intellectual Property Rights that are material to the operation of the business of the Acquired Companies as currently conducted (except for software licensed to any Acquired Company under generally available retail shrink-wrap or click-wrap licenses and used in the business of the Acquired Companies).

“Company Material Adverse Effect” means any change, event, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, assets or liabilities of the Acquired Companies, taken as a whole; provided, however, that no changes, events, circumstances or developments attributable to or resulting from any of the following shall be deemed to be, or taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect: (i) changes, events, circumstances or developments in or affecting general economic conditions or the securities, credit or financial markets in general (including interest rates and exchange rates); (ii) changes, events, circumstances or developments generally affecting the industries in which any of the Acquired Companies operate; (iii) changes or developments in GAAP, other applicable accounting rules or Applicable Law, or the enforcement or interpretation thereof, or changes or developments in political, regulatory or legislative conditions; (iv) changes, events, circumstances or developments resulting from any weather-related or other force majeure event or natural disaster (including hurricane, tornado, flood, earthquake, tsunami or volcano eruption) or outbreak or escalation of hostilities or acts of war (whether or not declared) or terrorism; (v) the execution, delivery, announcement or pendency of this Agreement, the Company’s compliance with the terms of this Agreement or the transactions contemplated hereby or the anticipated consummation of the Offer and the Merger (including, for the avoidance of doubt, (A) any loss of revenue or earnings, or (B) the impact thereof on the relationships, contractual or otherwise, of any Acquired Companies with employees, customers, suppliers or business partners); (vi) any Proceedings brought by any current or former securityholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated by this Agreement; (vii) any action taken at the written request of Parent or Acquisition Sub or any failure to take an action that is expressly prohibited by this Agreement; (viii) any failure by any Acquired Company to meet any internal or published projections, forecasts, estimates or projections or analysts’ expectations in respect of revenues, cash flow, earnings or other financial or operating metrics for any period; or (ix) any changes in the market price or trading volume of Shares or in the Company’s credit rating; provided, however, that (A) the underlying cause(s) of such change or failure shall not be excluded in the case of clauses (viii) and (ix) (unless otherwise excepted under the foregoing clauses (i) through (vii)) and (B) any changes, events, circumstances or developments referred to in clauses (i), (ii), (iii) and (iv) shall not be excluded to the extent the same disproportionately affect (individually or together with other changes, events, circumstances or developments) the Acquired

Companies, taken as a whole, as compared to other similarly situated Persons operating in the same principal industries and geographic markets in which the Acquired Companies operate.

“Company Option” means any option to purchase Company Common Stock which was granted pursuant to a Company Stock Plan.

“Company Preferred Stock” means the preferred stock, $0.0001 par value, of the Company.

“Company Products” means the products and services made commercially available by an Acquired Company as of the Effective Time.

“Company RSU” means any restricted stock unit with respect to Company Common Stock which was granted pursuant to a Company Stock Plan.

“Company Software” means Software that is used in the operation of the business of the Acquired Companies as currently conducted.

“Company Stock Plans” means the Company’s Amended and Restated 2009 Equity Incentive Award Plan, the Company’s 1999 Stock Plan, as amended, and The UK Sub-Plan of the OpenTable, Inc. 1999 Stock Plan.

“Company Termination Fee” means an amount equal to $91,000,000.

“Contract” means any legally binding contract, agreement, indenture, note, bond, loan, license, sublicense, subcontract, purchase order, instrument, lease or any other legally binding commitment, arrangement or undertaking of any nature, whether oral or written.

“Environmental Laws” means Applicable Laws governing pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata and natural resources), including Applicable Laws governing production, use, storage, treatment, transportation, disposal, handling, emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Substances or the investigation, clean-up or remediation of Hazardous Substances.

“Environmental Permits” means applicable permits, licenses, certificates, approvals and authorizations of Governmental Authorities required by Environmental Laws for the business of the Acquired Companies.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any: (i) federal, state, local, municipal, foreign or other government; (ii) governmental, quasi-governmental, supranational or regulatory authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body and any court or other tribunal); or (iii) self-regulatory organization (including NASDAQ).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hazardous Substances” means any hazardous or toxic pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, or reactive substance, waste or material, including petroleum, its derivatives, by-products and petroleum hydrocarbons, regulated under applicable Environmental Law.

“Intellectual Property Rights” means: (i) patents, including design patents, and applications relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, continuing prosecution applications, provisionals, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patents and patent applications that are counterparts to such patents and patent applications (collectively, “Patents”); (ii) trademarks, trade names, service marks, service names, trade dress, logos, slogans, certification marks, collective marks, d/b/a’s, Internet domain names, URLs, corporate names, brand names and other indicia of origin, together with any registrations and applications for registration thereof, including all renewals of the same, and any goodwill associated therewith (collectively, “Trademarks”); (iii) rights in works of authorship, whether copyrightable or not (including rights in Software, databases and other compilations of information), copyrights therein and thereto, and other similar exclusive exploitation rights and moral rights, and any registrations and applications for registration thereof, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (iv) trade secret rights and other rights in know-how and confidential or proprietary information, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively “Trade Secrets”); and (v) all other intellectual property or proprietary rights.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means computers, Software, middleware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipment, and all associated documentation.

“Knowledge” means, (i) with respect to the Acquired Companies, the actual knowledge, after due inquiry of such individual’s direct reports, of each of Matthew Roberts, Duncan Robertson, Joseph Essas and John Orta, and (ii) with respect to Parent and Acquisition Sub, the actual knowledge, after due inquiry of such individual’s direct reports, of each of Darren Huston, Daniel Finnegan and Peter Millones, Jr.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, deed of trust, right of first refusal, easement, or similar encumbrance in respect of such property or asset.  For clarity, the foregoing shall not include non-exclusive licenses of or other non-exclusive grants of rights to use Intellectual Property Rights.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” (as such terms are commonly understood in the software industry) or any other code designed to have any of the following functions: (i) disrupting, disabling or harming the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file, in each case, without authorization and without the applicable user’s consent.

“Order” means any judgment, order, decision, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, any Governmental Authority.

“Parent Common Stock” means the common stock, $0.008 par value, of Parent.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet; (ii) Liens for Taxes not yet due and not yet delinquent (or that are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP on the Company Balance Sheet); (iii) Liens imposed by Applicable Laws incurred in the ordinary course of business such as materialmen’s, mechanics’, carriers’, workmen’s, landlord’s, repairmen’s or other similar Liens (and in the case of materialmen’s, mechanics’, carriers’, workmen’s, landlord’s and repairmen’s Liens, such Liens are for amounts not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP on the Company Balance Sheet); (iv) with respect to real property, easements, rights of way, zoning ordinances, and other similar land use and environmental regulations affecting real property which are not, individually or in the aggregate, material in amount or effect to the business of the Acquired Companies; or (v) Liens which do not, individually or in the aggregate, materially detract from the value or materially interfere with any present or intended use of such property or assets.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Privacy and Security Laws” means Applicable Laws regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing personally identifiable data, including federal, state or foreign laws or regulations regarding (i) data privacy and information security, (ii) data breach notification (as applicable) and/or (iii) trespass, computer crime and other laws governing unauthorized access to or use of electronic data.

“Proceeding” means any action, suit, claim, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, investigation or public inquiry commenced, brought, conducted or heard by or before, or otherwise involving, any arbitrator, arbitration panel, court or other Governmental Authority.

“Registered IP” means all Company IP that is registered with any Governmental Authority, including all Patents, registered Copyrights, registered Trademarks, all applications for any of the foregoing, and Internet domain names.

“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Software” means computer programs, including operating systems, applications, firmware or other software code.

“Source Code” means Software in human-readable form.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned or controlled by such Person.

“Superior Proposal” means any bona fide and written Acquisition Proposal that would result in any Person becoming the beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the total voting power of the equity securities of the Company or assets comprising more than 50% of the consolidated net income, consolidated net revenue or fair market value of the total consolidated assets of the Acquired Companies, taken as a whole, that the Company Board of Directors determines in good faith, after consultation with its outside legal counsel and its financial advisors, is reasonably likely to be consummated substantially in accordance with its terms, taking into account all legal, financial (including the certainty of any financing) and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would be more favorable to the Company’s stockholders (in their capacity as such) from a financial point of view than the Offer and the Merger, in each case, after taking into account all relevant factors, including all terms and conditions of such Acquisition Proposal and this Agreement (including any adjustment to the terms and conditions of this Agreement agreed to by Parent in writing pursuant to Section 7.03(e) in response to such Acquisition Proposal).

“Tax” means any and all taxes, including any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty or other tax, governmental fee or assessment or charge in the nature of a tax, together with any interest, penalty or addition to tax imposed by any Governmental Authority responsible for the imposition of any such tax (United States (federal, state or local) or foreign).

“Tax Return” means any return, report, declaration, information return or other document  filed or required to be filed with any taxing authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Technology” means inventions, works of authorship (including Software) and other tangible embodiments of Intellectual Property Rights.

(b)           Each of the following terms is defined on the page number set forth opposite such term:

Acquired Companies	2
Acquired Company Employees	2
Acquired Company Securities	26
Acquisition Proposal	2
Acquisition Sub	1
Affiliate	2
Agreement	1
Alternative Acquisition Agreement	49
Anti-Takeover Law	40
Antitrust Laws	24
Applicable Law	3
Assumed Option	20
Assumed Option Exercise Price	20
Assumed RSU Award	21
Book-Entry Share	17
Business Day	3
Cancelled Shares	17
Capitalization Date	25
Cashed Out Company Options	20
Cashed Out Compensatory Award Consideration	21
Cashed Out Compensatory Awards	21
Certificate	17
Certificate of Merger	16
Change of Board Recommendation	3
Closing	15
Closing Date	16
Code	3
Company	1
Company Balance Sheet	3
Company Balance Sheet Date	3
Company Board of Directors	1
Company Board Recommendation	24
Company Capital Stock	3
Company Common Stock	3
Company Compensatory Award	3
Company Cure Period	59
Company Disclosure Schedule	3
Company Financial Advisor	40
Company Financial Statements	27
Company IP	4
Company IP Agreement	4
Company Material Adverse Effect	4
Company Material Contract	29
Company Option	5
Company Parties	62
Company Preferred Stock	5
Company Products	5
Company RSU	5
Company SEC Documents	26
Company Software	5
Company Stock Plans	5
Company Termination Fee	5
Compensation Committee	51
Confidentiality Agreement	53
Contract	5
Copyrights	6
D&O Indemnitee	54
D&O Insurance	55
Delaware Secretary of State	16
DGCL	1
Dissenting Share	22
Effective Time	16
Employee Plans	37
Enforceability Exceptions	24
Environmental Laws	5
Environmental Permits	5
ERISA	5

ERISA Affiliate	5
Exchange Act	5
Exchange Fund	18
Exchange Ratio	20
Expiration Date	13
Extended End Date	58
Foreign Plans	37
Fractional Cancelled Option	20
Fractional Cancelled Option Consideration	20
Fractional Cancelled RSU	21
Fractional Cancelled RSU Consideration	21
GAAP	5
Governmental Authority	6
Hazardous Substances	6
HSR Act	6
Initial End Date	58
Initial Expiration Date	13
Intellectual Property Rights	6
IRS	6
IT Assets	6
Knowledge	6
Lien	6
Loan Documents	51
Malicious Code	7
Merger	1
Merger Consideration	17
Minimum Condition	A-1
Notice Period	49
Offer	1
Offer Acceptance Time	13
Offer Conditions	12
Offer Documents	14
Offer Price	1
Offer to Purchase	12
Open Source License	34
Option Consideration	20
Order	7
Parent	1
Parent Closing Price	20
Parent Common Stock	7
Parent Cure Period	59
Parent Plan	56
Patents	6
Paying Agent	18
Permits	31
Permitted Liens	7
Person	7
Privacy and Security Laws	7
Proceeding	7
Registered IP	8
Related Person	40
Representatives	8
Sarbanes-Oxley Act	26
Schedule 14D-9	14
Schedule TO	14
SEC	8
Securities Act	8
Shares	1
Software	8
Source Code	8
Subsidiary	8
Superior Proposal	8
Surviving Corporation	16
Tax	8
Tax Return	9
Technology	9
Trade Secrets	6
Trademarks	6
Transactions	1
U.S. Employee Plans	38

Section 1.02         Definitional and Interpretative Provisions.

(a)           The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)           The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c)           All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d)           Any reference in a particular Section of the Company Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) all other representations and warranties of the Company that are contained in this Agreement if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to an individual who has read that reference and such representations and warranties.  The listing of any matter on the Company’s Disclosure Schedule shall not be deemed to constitute an admission by the Company, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement.  No disclosure in the Company’s Disclosure Schedule relating to any possible breach or violation by the Company of any Contract or Applicable Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

(e)           Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(f)            Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(g)           The use of the word “or” shall not be exclusive unless expressly indicated otherwise.

(h)           The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement.  Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(i)            Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.

(j)            A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(k)           The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(l)            The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

ARTICLE II.
THE OFFER

Section 2.01         The Offer

(a)           Provided that (i) this Agreement shall not have been terminated in accordance with Article X, (ii) all of the conditions set forth in clauses 2(a), (b), (c), (d), (e), (f), (i), (j) and (k) of Annex I shall then be satisfied (in the case of clause 2(f), with respect to covenants and obligations that the Company is required to comply with or to perform prior to such time) or waived by Parent or Acquisition Sub and (iii) the Company has timely provided any information required to be provided by it pursuant to Section 2.01(h), as promptly as practicable after the date of this Agreement (and in any event within ten Business Days of the date of this Agreement), Acquisition Sub shall (and Parent shall cause Acquisition Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b)           Subject to the terms and conditions of this Agreement, including the prior satisfaction of the Minimum Condition and the satisfaction or waiver by Parent and Acquisition Sub of the other conditions set forth in Annex I (collectively, the “Offer Conditions”), as soon as practicable after the Expiration Date, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) consummate the Offer in accordance with its terms, and promptly accept for payment and promptly thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer.

(c)           The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) in accordance with the terms set forth in this Agreement, the Minimum Condition and the other Offer Conditions.  Parent and Acquisition Sub expressly reserve the right to (i) increase the Offer Price, (ii) waive any Offer Condition other than the Minimum Condition and (iii) make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company, Parent and Acquisition Sub shall not (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions to the Offer in addition to the Offer Conditions, (E) amend or modify any of the Offer Conditions in a manner that adversely affects holders of Shares generally, (F) waive, amend or otherwise change the Minimum Condition, or (G) extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement.  The Offer may not be terminated prior to the Expiration Date, unless this Agreement is terminated in accordance with Article X.

(d)           Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is twenty (20) Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, is referred to as the “Expiration Date”).

(e)           The Offer shall be extended from time to time as follows:

(i)            If on the scheduled Expiration Date, the Minimum Condition has not been satisfied or any of the other Offer Conditions have not been satisfied, or waived by Parent and Acquisition Sub if permitted hereunder, then Acquisition Sub shall extend the Offer for one or more periods of not more than 20 Business Days each (the length of such periods to be determined by Parent) or such other number of Business Days as the parties may agree (subject to the right of Acquisition Sub to waive any Offer Condition (other than the Minimum Condition) in accordance with this Agreement and the parties’ respective rights to terminate this Agreement in accordance with Article X of this Agreement); and

(ii)           Acquisition Sub shall extend, and Parent shall cause Acquisition Sub to extend, the Offer for the minimum period required by Applicable Law, interpretation or position of the SEC or its staff or NASDAQ or its staff.

(f)            Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the time when Acquisition Sub accepts, for the first time, for payment Shares validly tendered and not properly withdrawn pursuant to the Offer (the “Offer Acceptance Time”), any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Offer Price shall be equitably adjusted to reflect such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.

(g)           In the event that this Agreement is terminated pursuant to the terms hereof, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) promptly (and in any event within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer, shall not acquire any Shares pursuant to the Offer and shall cause any depositary acting on behalf of Acquisition Sub to return, in accordance with Applicable Law, all tendered Shares to the registered holders thereof.

(h)           As promptly as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Acquisition Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares.  Parent and Acquisition Sub agree that they shall cause the Schedule TO and all exhibits, amendments or supplements thereto (which together constitute the “Offer Documents”) filed by either Parent or Acquisition Sub with the SEC to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other Applicable Law.  Each of Parent, Acquisition Sub and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to use all reasonable efforts to promptly cause the Offer Documents as so corrected to be filed with the SEC and to promptly be disseminated to holders of Shares, in each case as and to the extent required by Applicable Law.  The Company shall promptly furnish or otherwise make available to Parent and Acquisition Sub or Parent’s legal counsel all information concerning the Acquired Companies and the Company’s stockholders that may be required in connection with any action contemplated by this Section 2.01(h) including communicating the Offer to the record and beneficial holders of the Shares.  The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC and Parent and Acquisition Sub agree to consider in good faith any such comments.  Parent and Acquisition Sub agree to provide the Company and its counsel with any comments Parent, Acquisition Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.  Each of Parent and Acquisition Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

(i)            Parent shall cause to be provided to Acquisition Sub on a timely basis all of the funds necessary to purchase any Shares that Acquisition Sub becomes obligated to purchase pursuant to the Offer.

Section 2.02         Company Actions

(a)           On the day that the Offer is commenced, the Company shall, as promptly as practicable following the filing of the Schedule TO, file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by Applicable Law, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to the Company Board of Directors’ right to effect a Change of Board Recommendation pursuant to Section 7.03(e), shall reflect the Company Board Recommendation.  The Company agrees that it will cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other Applicable Law.  Each of Parent, Acquisition Sub and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to use all reasonable efforts to cause the Schedule 14D-9 as so corrected to promptly be filed with the SEC and to promptly be disseminated to holders of Shares, in each case as and to the extent required by Applicable Law.  Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment thereto prior to the filing thereof with the SEC and the Company agrees to consider in good faith any such comments.  The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.  The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(b)           The Company shall promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other similar assistance as Parent may reasonably request in connection with the Offer.  Parent and Acquisition Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver, and shall use their reasonable efforts to cause their agents to deliver, to the Company or destroy all copies and any extracts or summaries from such information then in their possession or control.

Section 2.03         Director and Officer Information. The Company shall, upon request of Parent, promptly take all actions necessary to effect the appointment of Parent’s designees as directors of the Company at any time after the Offer Acceptance Time, and the Company shall take any action required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder (subject to the Company’s receipt of the information with respect to Parent and its nominees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder). The provisions of this Section 2.03 are in addition to, and shall not limit, any right that Acquisition Sub, Parent or any Affiliate of Parent may have (with respect to the election of directors or otherwise) under Applicable Law as a holder or beneficial owner of Shares.

ARTICLE III.
THE MERGER

Section 3.01         The Closing.  The consummation of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025 as soon as practicable following the consummation of the Offer on a date and at a time to be specified by Parent, which shall be no later than the third Business Day after the satisfaction or waiver of the last of the conditions set forth in ARTICLE IX to be satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), or at such other date, time or location as Parent and the Company may otherwise agree in writing; provided that, to the extent Parent and the Company so agree, documents may be delivered and exchanged at the Closing by facsimile, PDF, or other electronic means.  The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

Section 3.02         The Merger.

(a)           Contemporaneously with, or as promptly as practicable after the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”) satisfying the applicable requirements of, and executed in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the Merger.  The Merger shall become effective at the time the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).  As a result of the Merger, the separate corporate existence of Acquisition Sub shall cease, and the Company shall continue its existence as a wholly owned subsidiary of Parent under the laws of the State of Delaware.  The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to in this Agreement as the “Surviving Corporation.”

(b)           The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

(c)           Subject to Section 8.03, at the Effective Time, (i) the certificate of incorporation of Acquisition Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, except that the name of the corporation set forth therein shall be changed to the name of the Company, and (ii) the bylaws of Acquisition Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that the name of the corporation set forth therein shall be changed to the name of the Company, in each case, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation or bylaws.

(d)           From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and, unless otherwise determined by Parent prior to the Effective Time, the directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 3.03         Merger Without Meeting of Stockholders

The Merger shall be governed by Section 251(h) of the DGCL.  The parties agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer, without a meeting of stockholders of the Company in accordance with Section 251(h) of the DGCL.

ARTICLE IV.
CONVERSION OF SECURITIES

Section 4.01         Effect of Merger on Capital Stock.

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company or their respective stockholders, (i) each Share issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares and except for any Dissenting Shares) shall be cancelled and extinguished and automatically converted into and shall thereafter represent the right to receive an amount in cash equal to the Offer Price (such amount of cash hereinafter referred to as the “Merger Consideration”), payable to the holder thereof, without interest, in accordance with Section 4.02, (ii) all Shares that are owned directly by Parent or Acquisition Sub immediately prior to the Effective Time or held in treasury of the Company or by any of its wholly-owned Subsidiaries (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall be cancelled and retired without any conversion thereof and shall cease to exist and no payment shall be made in respect thereof and (iii) each issued and outstanding share of common stock, par value $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)           Without limiting the other provisions of this Agreement and without duplication of any adjustment made pursuant to Section 2.01(f), if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.

Section 4.02         Exchange Procedures; Surrender and Payment.

(a)           From and after the Effective Time, all of the Shares converted into the Merger Consideration pursuant to this ARTICLE IV shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each, a “Certificate”) and each holder of a non-certificated Share represented by book entry (each, a “Book-Entry Share”) outstanding immediately prior to the Effective Time previously representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration, without interest.  After the Effective Time, there shall be no further registration of transfers of Shares.  From and after the Effective Time, the holders of Certificates or Book-Entry Shares representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided in this Agreement or by Applicable Law.  If, after the Effective Time, Certificates are presented to the Paying Agent, the Surviving Corporation or Parent, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this ARTICLE IV.

(b)           Prior to the Effective Time, Parent shall select a reputable bank or trust company that is reasonably acceptable to the Company to act as Paying Agent in the Merger (the “Paying Agent”) for the payment of (i) the Merger Consideration in respect of each Share outstanding immediately prior to the Effective Time represented by a Certificate and each Book-Entry Share outstanding immediately prior to the Effective Time, in each case, other than the Cancelled Shares and except for any Dissenting Shares and (ii) the aggregate Cashed Out Compensatory Award Consideration payable by the Paying Agent pursuant to Section 4.05.  Substantially concurrent with the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration and Cashed Out Compensatory Award Consideration required to be paid by the Paying Agent in accordance with this Agreement (such cash shall be referred to in this Agreement as the “Exchange Fund”).  In the event the Exchange Fund shall be insufficient to make the payments in connection with the Merger Consideration contemplated by Section 4.01 or the aggregate Cashed Out Compensatory Award Consideration contemplated by Section 4.05 and payable by the Paying Agent, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount required to make such payments.  The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 4.01 and the Cashed Out Compensatory Award Consideration contemplated to be issued pursuant to Section 4.05 and payable by the Paying Agent out of the Exchange Fund.  The Exchange Fund shall not be used for any other purpose.

(c)           As soon as reasonably practicable after the Effective Time and in any event not later than the third Business Day following the Effective Time, Parent will cause the Paying Agent to send to each holder of record of Shares (other than the Cancelled Shares and except for any Dissenting Shares) represented by Certificate(s) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent) in such form as Parent and the Company may reasonably agree, for use in effecting delivery of Shares to the Paying Agent, and (ii) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration.  Notwithstanding anything to the contrary in this Agreement, no holder of Book-Entry Shares shall be required to deliver a Certificate or a letter of transmittal to the Paying Agent in order to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 4.01 in respect of such Book-Entry Shares.

(d)           Upon (i) surrender to the Paying Agent of Certificates (or an affidavit of loss in lieu thereof), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions or (ii) compliance with the reasonable procedures established by the Paying Agent for delivery of Book-Entry Shares, the holder of such Certificate or Book-Entry Shares shall be entitled to receive promptly in exchange therefor, in cash, the Merger Consideration in respect of each Share formerly represented by such Certificate or Book-Entry Share, and the Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled.  No interest shall be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this ARTICLE IV.

(e)           If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(f)            Any portion of the Exchange Fund that remains unclaimed by the holders of Shares or holders of Cashed Out Compensatory Awards after the date which is one year following the Effective Time shall be returned to Parent upon demand.  Any holder of Shares who has not exchanged such holder’s Shares for the Merger Consideration in accordance with this Section 4.02 and any holder of Cashed Out Compensatory Awards who has not received the Cashed Out Compensatory Award Consideration in accordance with Section 4.05 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration or Cashed Out Compensatory Award Consideration in respect of such holder’s Shares or Cashed Out Compensatory Awards.  Notwithstanding the foregoing, none of Parent, the Company or the Surviving Corporation shall be liable to any holder of Shares or Cashed Out Compensatory Awards for any Merger Consideration or Cashed Out Compensatory Award Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)           Any portion of the Merger Consideration deposited with the Paying Agent pursuant to this Section 4.02 to pay for shares for which appraisal rights shall have been perfected shall be returned to Parent upon demand.

(h)           All Merger Consideration or Cashed Out Compensatory Award Consideration issued and paid upon conversion of the Shares or the Cashed Out Compensatory Awards, respectively, in accordance with the terms of this Agreement, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Shares or Cashed Out Compensatory Awards, as the case may be.

Section 4.03         Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may reasonably direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Shares represented by such Certificate as contemplated by this ARTICLE IV.

Section 4.04         Withholding Rights.  Each of Parent, Acquisition Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment pursuant to the Code or under any provision of federal, state, local or foreign Tax law.  To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent, as

the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 4.05         Treatment of Company Compensatory Awards.

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Option that is outstanding and vested as of immediately prior to the Effective Time (“Cashed Out Company Options”) shall be cancelled immediately prior to the Effective Time and converted into the right to receive an amount in cash, rounding such amount down to the nearest whole cent, equal to the product obtained by multiplying (i) the aggregate number of Shares subject to such Company Option immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration less the exercise price per share of such Company Option (the “Option Consideration”).  Each Company Option that is outstanding and vested and that has an exercise price per share of Company Common Stock that equals or exceeds the Merger Consideration  shall be cancelled and shall cease to exist without entitling the holder thereof to receive any payment under this Section 4.05(a).

(b)           At the Effective Time, each Company Option that is outstanding and is unvested as of immediately prior to the Effective Time shall be assumed by Parent and converted automatically at the Effective Time into an option denominated in shares of Parent Common Stock having the same terms and conditions as the Company Option (each, an “Assumed Option”), except that (i) each such Assumed Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of (A) the number of Shares underlying such Company Option as of immediately prior to the Effective Time, multiplied by (B) a fraction (such ratio, the “Exchange Ratio”), the numerator of which is the Merger Consideration and the denominator of which is the volume weighted average price for a share of Parent Common Stock for the five trading days immediately prior to (and excluding) the Closing Date as reported by Bloomberg, L.P. (the “Parent Closing Price”), and rounding such product down to the nearest whole number of shares of Parent Common Stock (the amount of such rounding, the “Fractional Cancelled Option”) and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Option will be equal to the quotient determined by dividing (A) the exercise price per Share of such Company Option as of immediately prior to the Effective Time by (B) the Exchange Ratio, and rounding such quotient up to the nearest whole cent (such exercise price, the “Assumed Option Exercise Price”) and (iii) the Fractional Cancelled Option shall be converted into the right to receive an amount in cash, rounding such amount down to the nearest whole cent, equal to the product obtained by multiplying (A) the aggregate number of shares of Parent Common Stock subject to such Fractional Cancelled Option immediately after the Effective Time and (B) the excess, if any, of the Parent Closing Price less the Assumed Option Exercise Price (the “Fractional Cancelled Option Consideration”).  For the avoidance of doubt, the Assumed Option Exercise Price and the number of shares of Parent Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, however, that in the case of any Company Option to which Section 422 of the Code applies, the Assumed Option Exercise Price and the number of shares of Parent Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.  As soon as reasonably practicable following the Effective Time, Parent will deliver to each Person who holds an Assumed Option a document evidencing the foregoing assumption of the Company Option by Parent.

(c)           At the Effective Time, each award of Company RSUs that is outstanding immediately prior to the Effective Time shall be assumed by Parent and converted automatically at the Effective Time into a restricted stock unit award denominated in shares of Parent Common Stock having the same terms and conditions as the award of Company RSUs (each, an “Assumed RSU Award”), except that (i) each such award of Company RSUs will entitle the holder, upon settlement, to that number of whole shares of Parent Common Stock equal to the product of (A) the number of Shares that were issuable with regard to such award of Company RSUs immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, and rounding such product down to the nearest whole number of shares of Parent Common Stock (the amount of such rounding, the “Fractional Cancelled RSU”) and (ii) the Fractional Cancelled RSU shall be converted into the right to receive an amount in cash, rounding such amount down to the nearest whole cent, equal to the product obtained by multiplying (A) the number of shares of Parent Common Stock that were issuable with regard to such Fractional Cancelled RSU immediately after the Effective Time, multiplied by (B) the Parent Closing Price (the “Fractional Cancelled RSU Consideration”).   As soon as reasonably practicable following the Effective Time, Parent will deliver to each Person who holds an Assumed RSU Award a document evidencing the foregoing assumption of the award of Company RSUs by Parent.

(d)           Any current or former employee of the Company entitled to Option Consideration, Fractional Cancelled Option Consideration or Fractional Cancelled RSU Consideration (collectively, the “Cashed Out Compensatory Award Consideration”) in respect of Cashed Out Company Options, Fractional Cancelled Options and Fractional Cancelled RSUs (collectively, the “Cashed Out Compensatory Awards”) shall be paid such Cashed Out Compensatory Award Consideration through the payroll system of the Surviving Corporation or, if not a current or former employee of the Company, through the Paying Agent, in each case, payable as soon as practicable following the Closing Date (and, in the case of current or former employees of the Company, in no event later than the next regularly scheduled payroll run of the Surviving Corporation following the Closing Date).

(e)           As of the Effective Time, Parent shall assume the Company Stock Plans, provided that (i) all references to “Company” in the applicable Company Stock Plan and award agreements evidencing the Assumed Options, Assumed RSU Awards and any other awards granted thereunder by Parent after the Effective Time will be deemed references to Parent and (ii) the number of shares of Parent Common Stock available for awards under the Company Stock Plans shall be determined by adjusting the number of Shares available for awards under the Company Stock Plans immediately prior to the Effective Time in accordance with the Exchange Ratio.

(f)            Following the Effective Time, no holder of a Company Compensatory Award or any participant in any Company Stock Plan, or other Company Employee Plan or employee benefit arrangement of the Company or under any employment agreement, shall have any right hereunder to acquire any capital stock or other equity interests (including any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Corporation.

Section 4.06         Dissenting Shares.

(a)           Notwithstanding anything in this Agreement to the contrary, with respect to each Share as to which the holder thereof shall have (i) properly complied with the provisions of Section 262 of the DGCL as to appraisal rights and (ii) not effectively withdrawn or lost his, her or its rights to appraisal (each, a “Dissenting Share”), if any, such holder shall be entitled to payment, solely from the Surviving Corporation, of the appraisal value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that if any holder of Dissenting Shares (x) under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws or loses (through failure to perfect or otherwise) the right to dissent or its right for appraisal of such Dissenting Shares, (y) fails to establish his, her or its entitlement to appraisal rights as provided in the DGCL or (z) takes or fails to take any action the consequence of which is that such holder is not entitled to payment for his, her or its shares under the DGCL, then in each such case, such holder or holders (as the case may be) shall forfeit the right to appraisal of such Shares and such Shares shall thereupon cease to constitute Dissenting Shares, and each such Share shall, to the fullest extent permitted by Applicable Law, thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration.

(b)           The Company shall give Parent prompt notice of any written demands received by the Company for appraisal of Shares and the opportunity to direct all negotiations and proceedings with respect to such demands for appraisal under Section 262 of the DGCL.  The Company shall not, except with the prior written consent of Parent, (i) voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares, (ii) offer to settle any such demands, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL or (iv) agree to do any of the foregoing.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the Company Disclosure Schedule (subject to the first sentence of Section 1.02(d)) or (ii) as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), but only to the extent (1) such Company SEC Documents are publicly available on the SEC’s Electronic Data Gathering Analysis and

Retrieval System and (2) the relevance of the applicable disclosure as an exception to the applicable representations and warranties would be reasonably apparent to an individual who has read that disclosure and such representations and warranties, the Company represents and warrants to Parent and Acquisition Sub that:

Section 5.01         Corporate Existence and Power.

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as currently conducted. The Company is duly qualified to do business as a foreign corporation and, where such concept is recognized, is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership, leasing or operation of its assets or properties makes such qualification or good standing necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(b)           Section 5.01(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Company’s Subsidiaries, as of the date of this Agreement.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company’s Subsidiaries (i) has been duly organized and is validly existing and, where such concept is recognized, in good standing under the laws of the jurisdiction of its organization; (ii) is duly qualified to do business and, where such concept is recognized, is in good standing as a foreign entity in all jurisdictions in which the nature of the business conducted by it or the ownership, leasing or operation of its assets or properties makes such qualification or good standing necessary; and (iii) has all corporate power and authority required to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as currently conducted.

(c)           The Company has made available to Parent complete and correct copies of each Acquired Company’s certificate of incorporation and by-laws or similar organizational documents, each as amended to the date of this Agreement, and each such document as so delivered is in full force and effect, and none of the Acquired Companies is in material violation of any of the provisions contained therein.

Section 5.02         Corporate Authorization.

(a)           The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement.  The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub of this Agreement, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (collectively, the “Enforceability Exceptions”).  Assuming the Merger is consummated in accordance with Section 251(h) of the DGCL, no vote of the holders of any of the Company Capital Stock is necessary to authorize or adopt this Agreement or to consummate the Transactions as contemplated by this Agreement.

(b)           At a meeting duly called and held, the Company Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, and (iii) resolved (subject to Section 7.03(e)) to recommend that stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer (such recommendation, the “Company Board Recommendation”).  As of the date of this Agreement, none of the actions described in the immediately preceding sentence has been amended, rescinded or modified in any respect.

Section 5.03         Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no authorization or other action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents required to be filed with the relevant authorities of other states in which the Company is qualified to do business with respect to such qualification to do business, (ii) compliance with any applicable requirements of the HSR Act, any other laws analogous to the HSR Act existing in foreign jurisdictions and any other federal, state or foreign Applicable Law or other legal restraint designed to govern foreign investment or competition or prohibit, restrict or regulate actions with the purposes or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”), (iii) compliance with any applicable requirements of the Exchange Act, the Securities Act and any other applicable U.S. state or federal securities, takeover or “blue sky” laws, and (iv) compliance with any applicable rules of NASDAQ, and except where failure to take any such actions or make any such filings would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.04         Non-Contravention.  Except as set forth on Section 5.04 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 5.03, conflict with or result in a violation or breach of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, modification, cancellation or acceleration of any right or obligation or the loss of any benefit to which any Acquired Company is entitled, under (A) any Contract binding on any Acquired Company or to which any of their respective properties, rights or other assets are subject or (B) any Permit governing the operation of the business of the Acquired Companies, or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) on any asset of any Acquired Company, except in the case of clauses (ii), (iii) and (iv) above, any such violation, breach, default, right, termination, modification, acceleration, cancellation, loss or Lien that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.05         Capitalization; Subsidiaries.

(a)           The authorized capital stock of the Company consists of 100,000,000 Shares and 5,000,000 shares of Company Preferred Stock.  As of the close of business on June 10, 2014 (the “Capitalization Date”), there were outstanding (i) 23,565,858 Shares, (ii) zero shares of Company Preferred Stock, (iii) Company Options to purchase an aggregate of 1,965,351 Shares and (iv) 501,622 Company RSUs.  The Company does not have outstanding any bonds, debentures, notes or other obligations that give the holders thereof the right to vote (or are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter.

(b)           Other than 6,605,523 Shares reserved for issuance on vesting of Company Compensatory Awards under the Company Stock Plans, as of the date of this Agreement, there are no shares of Company Capital Stock reserved for issuance.  All outstanding Shares have been, and all Shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(c)           Section 5.05(c) of the Company Disclosure Schedule contains a correct and complete list as of the Capitalization Date of Company Options, Company RSUs and other equity-based awards denominated in Company Common Stock outstanding under the Company Stock Plans.  Except as provided in Sections 5.05(a) and 5.05(f) and for changes since the Capitalization Date resulting from (i) the exercise, vesting or other conversion to Company Common Stock of Company Compensatory Awards outstanding on such date or granted after such date in accordance with the terms of this Agreement and (ii) the grant of Company Compensatory Awards after the date of this Agreement in accordance with the terms of this Agreement, there are no outstanding (x) shares of capital stock or voting securities of any Acquired Company, (y) securities of any Acquired Company convertible into or exchangeable for shares of capital stock or voting securities of any Acquired Company or (z) preemptive or other outstanding rights, options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate any Acquired Company to issue or sell any shares of capital stock or other securities of any Acquired Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any Acquired Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding (the items in clauses (x), (y) and (z) being referred to collectively as the “Acquired Company Securities”).

(d)           All outstanding Shares have been issued and granted in compliance in all material respects with (i) applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts.

(e)           All Company Options (i) were granted in compliance in all material respects with all Applicable Laws and all of the terms and conditions of the applicable Company Stock Plan pursuant to which they were issued, (ii) have an exercise price per Share equal to or greater than the fair market value of a Share at the close of business on the date of grant of the applicable Company Option, (iii) were duly authorized no later than the date on which the grant of the applicable Company Option was by its terms to be effective by all necessary action, including, as applicable, approval by the Company Board of Directors or a committee thereof and (iv) qualifies for the Tax and accounting treatment afforded to the applicable Company Option in the Company’s Tax returns and the Company Financial Statements, respectively.

(f)            Section 5.05(f) of the Company Disclosure Schedule sets forth each of the Company’s Subsidiaries (and the Acquired Companies’ ownership stake in each such Subsidiary) and the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. All outstanding shares of capital stock or other securities of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (except for directors’ qualifying shares or the like) are owned, directly or indirectly, by the Company free and clear of any Liens (other than Permitted Liens).

(g)           None of the Acquired Companies has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person (other than in or to an Acquired Company).

Section 5.06         Company SEC Documents; Company Financial Statements.

(a)           The Company has filed or furnished, as applicable, on a timely basis, all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by it with the SEC (the “Company SEC Documents”) during the period since January 1, 2012.  None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.  As of their respective effective dates (in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment: (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Company SEC Documents (the “Sarbanes-Oxley Act”) (as the case may be) and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           The financial statements (including any related notes) contained in the Company SEC Documents (collectively, the “Company Financial Statements”): (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such Company Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited Company Financial Statements may not contain footnotes and are subject to normal year-end adjustments, none of which individually or in the aggregate will be material in nature or amount) and (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (except as may be indicated in the notes to such Company Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited Company Financial Statements may not contain footnotes and are subject to normal year-end adjustments, none of which individually or in the aggregate will be material in nature or amount).

(c)           The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, including policies and procedures that (i) mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Acquired Companies, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Acquired Companies are being made only in accordance with appropriate authorizations of management and the Company Board of Directors and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies.  To the Knowledge of the Company, since December 31, 2012, no formal complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by the Company.  Since December 31, 2012 through the date of this Agreement, the Company has not received any material complaints through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of Applicable Laws.  Since December 31, 2012, no attorney representing an Acquired Company, whether or not employed by an Acquired Company, has reported evidence of a violation of Applicable Laws that are securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee of the Company Board of Directors or to the Company Board of Directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting.  Since December 31, 2012 through the date hereof, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(d)                                 With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Documents, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NASDAQ as of their respective dates, and the statements contained in any such certifications are complete and correct as of their respective dates.

(e)                                  The “disclosure controls and procedures” (as defined in Rules 13a-15(e) or 15d-15(e), as applicable, of the Exchange Act) of the Company are designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure.

(f)                                   None of the Acquired Companies is a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among one or more Acquired Companies, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

Section 5.07                            Absence of Certain Changes.

(a)                                 Between the Company Balance Sheet Date and the date of this Agreement:

(i)                                     the Acquired Companies have conducted their respective businesses only in the ordinary course of such businesses consistent with past practice;

(ii)                                  there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by any Acquired Company, whether or not covered by insurance;

(iii)                               there has not been any declaration, accrual, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of any Acquired Company (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Company or to any wholly-owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by any Acquired Company of any outstanding Acquired Company Securities;

(iv)                              there has not been any material change in any method of accounting or accounting practice or internal controls (including internal controls over financial reporting) by any Acquired Company, except insofar as may have been required by a change in GAAP or SEC rules and regulations;

(v)                                 there has not been (x) any (1) increase in the compensation payable or to become payable to the officers or employees of any Acquired Company or (2) payment to any director or officer of any Acquired Company of any material bonus, or grant to any director or officer of any Acquired Company of any rights to receive severance, termination, retention or Tax gross-up compensation or benefits (in any case, except for increases in the ordinary course of business and consistent with past practice), (y) any establishment, adoption, entry into or material amendment of any Employee Plan or (z) any action taken by any Acquired Company to fund or in any other way secure the payment of compensation or benefits under any Employee Plan; and

(vi)                              there has not been any agreement to do any of the foregoing.

(b)                                 Between December 31, 2013 and the date of this Agreement, there has not been a Company Material Adverse Effect.

Section 5.08                            No Undisclosed Liabilities.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Acquired Company has any liabilities or obligations of a type required to be reflected on a balance sheet in accordance with GAAP other than (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (b) liabilities or obligations that have been incurred by the Acquired Companies since the Company Balance Sheet Date in the ordinary course of business; (c) liabilities or obligations under the Contracts identified in Section 5.09(a) of the Company Disclosure Schedule to the extent related to the Acquired Companies’ performance of their obligations under such Contracts in the ordinary course of business; (d) the liabilities or obligations identified in Section 5.08 of the Company Disclosure Schedule; and (e) liabilities or obligations arising under or expressly contemplated or permitted by this Agreement.

Section 5.09                            Company Material Contracts.

(a)                                 Except for Contracts (including all amendments and modifications thereto) filed as exhibits to the Company SEC Documents or as set forth on Section 5.09 of the Company Disclosure Schedule, as of the date of this Agreement, no Acquired Company is party to or bound by any Contract (a Contract responsive to any of the following categories, including Contracts and all amendments and modifications thereto filed as exhibits to the Company SEC Documents, being hereinafter referred to as a “Company Material Contract”):

(i)                                     that is a “material contract” (as such terms is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)                                  that contains any non-compete or exclusivity provisions to which any Acquired Company or any of its Affiliates is subject with respect to any line of business or geographic area with respect to any Acquired Company, or which restricts the conduct of any line of business by any Acquired Company, or any geographic area in which any Acquired Company conducts business;

(iii)                               that contains any standstill, “most favored nation” or most favored customer provision, or rights of first or last offer, negotiation or refusal, in each case, to which any Acquired Company or any of its Affiliates is subject;

(iv)                              that is a partnership, joint venture or similar arrangement, unless immaterial to the Acquired Companies, taken as a whole;

(v)                                 with any Person which related to more than $1,000,000 in annual revenue to, or payments by, the Acquired Companies for the fiscal year ended December 31, 2013, except for any Contract which did not relate to more than $1,000,000 in annual revenue to the Acquired Companies for the fiscal year ended December 31, 2013 and that may be cancelled without penalty or termination payments by any Acquired Company upon notice of 60 days or less;

(vi)                              that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing indebtedness of any Person, except for any Contract solely among or between any Acquired Companies;

(vii)                           that includes an indemnification obligation of any Acquired Company which was granted outside of the ordinary course of business and is material to the business of the Acquired Companies, taken as a whole; or

(viii)                        that contains a put, call or similar right pursuant to which any Acquired Company could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $1,000,000 (other than any Company Stock Plans or agreements entered pursuant thereto).

(b)                                 The Company has made available to Parent accurate and complete copies of all written Company Material Contracts required to be identified in Section 5.09(a) of the Company Disclosure Schedule, including all amendments thereto.  Section 5.09(a) of the Company Disclosure Schedule provides an accurate description of the material terms of each Company Material Contract required to be identified in Section 5.09(a) of the Company Disclosure Schedule that is not in written form.

(c)                                  Each Company Material Contract is, and immediately after the Effective Time will continue to be, a valid and binding agreement of the Acquired Company party thereto and, to the Knowledge of the Company, each other party thereto, and (except for any such Contract that has expired or terminated in accordance with its terms and Section 7.01 of this Agreement after the date hereof) is in full force and effect, subject to the Enforceability Exceptions and each Acquired Company (to the extent it is a party thereto or bound thereby) and, to the Knowledge of the Company, each other party thereto has performed in all material respects all obligations required to be performed by it under each Company Material Contract.  No Acquired Company, and, to the Knowledge of the Company, no other party thereto is (or, with or without notice or lapse of time would be) in default or breach in any material respect under the terms of any such Company Material Contract and, to the Knowledge of the Company, no event has occurred that (with or without notice or lapse of time) will, or would reasonably be expected to (x) constitute such a violation or breach, (y) give any Person the right to accelerate the maturity or performance of any Company Material Contract or (z) give any Person the right to cancel, terminate or modify any Company Material Contract.

(d)                                 Since January 1, 2012 through the date hereof, to the Knowledge of the Company, no Acquired Company has received any notice of any material violation or breach of, material default under or intention to cancel, terminate, modify or not renew, any Company Material Contract.

Section 5.10                            Compliance with Applicable Laws; Permits.

(a)                                 Each Acquired Company (i) is, and has at all times since January 1, 2012 through the date hereof been, in compliance with Applicable Laws; and (ii) to the Knowledge of the Company, since January 1, 2012 through the date hereof has not received notice from any Governmental Authority alleging that any Acquired Company is in violation of any Applicable Law, except, in the case of each of clauses (i) and (ii), for such non-compliance and violations that, individually or in the aggregate, would not reasonably be expected to materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  As of the date of this Agreement, no investigation or review by any Governmental Authority with respect to any Acquired Company is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, has any Governmental Authority indicated an intention to conduct the same.

(b)                                 Except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Acquired Companies have, and at all times since January 1, 2012 have had and have been in compliance with, all licenses, permits, qualifications, accreditations, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders of any Governmental Authority (collectively, the “Permits”), and have made all necessary filings required under Applicable Law, necessary to conduct the business of the Acquired Companies; (ii) since January 1, 2012 through the date hereof, no Acquired Company has received any written notice of any violation of or failure to comply with any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit; and (iii) each such Permit has been validly issued or obtained and is in full force and effect.

Section 5.11                            Litigation.

(a)                                 As of the date of this Agreement, there is no pending Proceeding, and, to the Knowledge of the Company, since January 1, 2012 through the date hereof, no Person has threatened to commence any Proceeding: (i) against any Acquired Company or any director or officer of any Acquired Company (in their capacity as such), in each case, as would have, if decided adversely, individually or in the aggregate, a Company Material Adverse Effect; or (ii) that challenges, or would reasonably be expected to have the effect of making illegal, restraining, enjoining or otherwise prohibiting or preventing the Transactions.

(b)                                 There is no Order in effect to which any Acquired Company is a party or subject which materially interferes with the business of the Acquired Companies as currently conducted, taken as a whole.

Section 5.12                            Real Property.  No Acquired Company owns or has ever owned any real property.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, with respect to the real property leased or subleased to any Acquired Company, (a) each lease or sublease for such property is a valid and binding agreement of the Acquired Company party thereto, and (except for any such lease or sublease that has expired or terminated in accordance with its terms after the date hereof) is in full force and effect, subject to the Enforceability Exceptions, and (b) no Acquired Company, and, to the Knowledge of the Company, no other party thereto is in default or breach under the terms of any such lease or sublease and, to the Knowledge of the Company, no event has occurred that (with or without notice or lapse of time) will, or would reasonably be expected to (i) constitute such a default or breach, (ii) give any Person the right to accelerate the maturity or performance of any such lease or sublease or (iii) give any Person the right to cancel, terminate or modify any such lease or sublease.

Section 5.13                            Properties.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the other Acquired Companies has good and marketable title to, or in the case of leased property and assets, has valid leasehold interests in or valid rights under contract to use, all tangible personal property reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except for tangible personal property sold since the Company Balance Sheet Date in the ordinary course of business consistent with past practices.  None of such property or assets is subject to any Lien, except Permitted Liens.

Section 5.14                            Intellectual Property.

(a)                                 Section 5.14(a) of the Company Disclosure Schedule identifies as of the date hereof (i) each item of Registered IP, (ii) the owner of each such item of Registered IP, (iii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, and solely with respect to Internet domain names, the applicable registrar.  The Registered IP is subsisting and, to the Knowledge of the Company, valid and enforceable, and is not subject to any outstanding Order or agreement adversely affecting the Acquired Companies’ use of such Intellectual Property Rights.

(b)                                 The Acquired Companies exclusively own all right, title and interest to and in the Company IP free and clear of any Liens (other than Permitted Liens).

(c)                                  The Acquired Companies have made all filings and payments and taken all other actions required to be made or taken to maintain each item of Registered IP which is material to the conduct of the business of the Acquired Companies as currently conducted, taken as a whole, in full force and effect by the applicable deadline and otherwise in accordance with all Applicable Laws.  No application for any Registered IP which is material to the conduct of the business of the Acquired Companies as currently conducted, taken as a whole, that has been filed by or on behalf of any of the Acquired Companies at any time since January 1, 2012 through the date hereof has been abandoned or allowed to lapse.

(d)                                 No Acquired Company has granted an exclusive license to any Company IP which is material to the conduct of the business of the Acquired Companies as currently conducted, taken as a whole, to any Person.

(e)                                  (i) To the Knowledge of the Company, the Company Products and the business of the Acquired Companies as currently conducted do not infringe or misappropriate any Intellectual Property Rights of any other Person, (ii) no infringement, misappropriation, or similar claim or Proceeding is pending or, to the Knowledge of the Company, threatened against any Acquired Company and (iii) no Acquired Company has from January 1, 2012 through the date hereof, received any written notice alleging infringement, misappropriation, or violation of or offering to enter into licensing negotiations with respect to any Intellectual Property Right of another Person.  To the Knowledge of the Company, no Person is infringing or misappropriating any Company IP.

(f)                                   Each Company IP Agreement is and immediately after the Effective Time will continue to be valid and binding on the Acquired Companies, as the case may be and, to the Knowledge of the Company, each other party thereto, in accordance with its terms and is in full force and effect, and each of the Acquired Companies (to the extent it is a party thereto or bound thereby) and, to the Knowledge of the Company, each other party thereto has performed in all material respects all obligations required to be performed by it under each Company IP Agreement.  No Acquired Company has received written notice from the other party to any Company IP Agreement of any intention to cancel, terminate, change the scope of rights and obligations under or not to renew such Company IP Agreement.

(g)                                  To the Knowledge of the Company, each of the Acquired Companies has obtained from all Persons (including any and all current or former employees, consultants, independent contractors, officers or directors of any Acquired Company) that have created any portion of, or otherwise that would have any rights in or to, the Company IP, valid and enforceable written assignments to the Acquired Companies of any such work, invention, improvement or other rights.

(h)                                 The Acquired Companies have taken commercially reasonable measures to protect, safeguard and maintain the confidentiality of all Trade Secrets which are material to the conduct of the business of the Acquired Companies as currently conducted, taken as a whole.

(i)                                     Each Acquired Company implements commercially reasonable measures designed to (i) protect the confidentiality, integrity and security of its IT Assets and the information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties and (ii) prevent the introduction of Malicious Code into Company Software, including firewall protections and regular virus scans.  To the Knowledge of the Company, no Person has gained unauthorized access to any Acquired Company’s material IT Assets.

(j)                                    The consummation of the transactions contemplated by this Agreement will not result in the delivery, license or disclosure of any Source Code for any Company Product to any other Person who is not, as of the date of this Agreement, either an employee of any Acquired Company, or a Person to whom any Acquired Company otherwise makes any such Source Code available in the ordinary course of business pursuant to reasonable confidentiality terms.

(k)                                 To the Knowledge of the Company, no Software that is Company IP is subject to any obligation or condition under any license identified as an open source license by the Open Source Initiative (www.opensource.org/) (each, an “Open Source License”) that conditions the distribution of such Software on (i) the disclosure, licensing or distribution of any Source Code for any portion of such Software, or (ii) the granting to licensees of the right to make derivative works or other modifications to such Software, (iii) the licensing under terms that allow the Company Software or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (iv) redistribution of such Software at no license fee.  To the Knowledge of the Company, none of the Acquired Companies is in breach of any Open Source License.

(l)                                     No material rights in any Company IP that is material to the current conduct of the business of the Acquired Companies, taken as a whole, are owned by any Governmental Authority or any public or private university, college or other educational or research institution as a result of funding, facilities or personnel thereof which were engaged by an Acquired Company to develop or create, in whole or in part, such Company IP.

(m)                             Each Acquired Company is, and has at all times since January 1, 2012 been, in compliance in all material respects with its published privacy policies and internal privacy policies and guidelines and all Privacy and Security Laws, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information (including personally identifiable information of employees, contractors, customers and other third parties that have provided information to any Acquired Company.  To the Knowledge of the Company, there has been no material loss, damage, or unauthorized access to, or use, modification, or other misuse of, any such information by any Acquired Company or any employee, contractor or consultant of such Acquired Company.

(n)                                 None of the Acquired Companies (i) processes payment transactions or (ii) is required to comply with, or subject to the standards of any version of, the Payment Card Industry Data Security Standard as published by the Payment Card Industry Security Standards Council.

Section 5.15                            Insurance Coverage.  All material fire and casualty, general liability, business interruption and product liability insurance policies maintained by the Acquired Companies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Acquired Companies and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such material insurance policies are in full force and effect and all premiums due with respect thereto have been paid and, since the most recent renewal date, to the Knowledge of the Company, the Acquired Companies have not received any written notice threatening termination of, premium increase with respect to, or material alteration of coverage under, any of such policies.

Section 5.16                            Tax Matters.  Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect,

(a)                                 all Tax Returns required to be filed by or with respect to an Acquired Company have been timely filed (taking into account any valid extension of time within which to file) and all such Tax Returns are true, correct and complete in all respects;

(b)                                 all Taxes of each Acquired Company (whether or not shown to be due and payable on any Tax Return) required to be paid have been paid (other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP);

(c)                                  no Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return;

(d)                                 as of the date hereof, no deficiency for any amount of Taxes has been proposed or asserted in writing or assessed by any Governmental Authority against any Acquired Company that remains unpaid or unresolved;

(e)                                  as of the date hereof, there are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of any Acquired Company;

(f)                                   there are no waivers or extensions of any statute of limitations in effect as of the date hereof with respect to Taxes of any Acquired Company;

(g)                                  all Taxes required to be withheld or collected by an Acquired Company have been withheld and collected and, to the extent required by Applicable Law, timely paid to the appropriate Governmental Authority;

(h)                                 there are no Liens for Taxes upon any property or assets of any Acquired Company, except for Liens for current Taxes not yet due and payable that may thereafter be paid without interest or penalty, and Liens for Taxes being contested in good faith by appropriate proceedings;

(i)                                     in the last two years, no Acquired Company has been a party to any transaction treated by the parties as a distribution to which Section 355 of the Code applies;

(j)                                    no written claim has been received by an Acquired Company from a Governmental Authority in a jurisdiction where such Acquired Company does not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction;

(k)                                 no Acquired Company (i) has obtained any private letter ruling of the IRS or comparable rulings of other taxing authorities; (ii) has, or has ever had, a permanent establishment in any country other than the country of its organization; or (iii) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter;

(l)                                     no Acquired Company has (i) agreed to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method for any taxable period ending after the Closing Date, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or operations, or (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law relating to any taxable period ending after the Closing Date;

(m)                             no Acquired Company (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a United States consolidated federal income Tax Return (other than the affiliated group of which the Company is the common parent); (ii) has any liability for the Taxes of any other Person (other than an Acquired Company) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax law; (iii) has transferee or successor liability for the unpaid Taxes of any other Persons (other than another Acquired Company) by operation of Applicable Law; or (iv) is a party to any Tax sharing agreement other than with respect to any such agreement or arrangement solely among the Acquired Companies or their Affiliates, or any gross-up and indemnification provisions in credit agreements, derivatives, leases, supply agreements or other commercial agreements the primary purposes of which do not relate to Taxes; and

(n)                                 no Acquired Company has engaged in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Section 5.17                            Employees and Employee Benefit Plans.

(a)                                 Section 5.17(a) of the Company Disclosure Schedule sets forth an accurate and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, severance or similar Contract and each other plan or arrangement (written or oral) providing for compensation, bonuses, commission, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, change of control payments, post-employment or retirement benefits and other time-off benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by any Acquired Company or any ERISA Affiliate and covers any employee or former employee of any Acquired Company, or with respect to which such Acquired Company has any liability.  Such plans are referred to collectively herein as the “Employee Plans.”  The Company has separately identified in Section 5.17(a) of the Company Disclosure Schedule each Employee Plan which is maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services for the Acquired Companies outside the United States (the “Foreign Plans”).

(b)                                 The Company has furnished or made available to Parent (i) accurate and complete copies of all documents constituting each Employee Plan (or a written summary thereof) to the extent currently effective, including all amendments thereto and all related trust documents; (ii) the most recent annual report (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan; (iii) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets; (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan; and (v) accurate and complete copies of the most recent IRS determination (or opinion) letter if any, issued by the IRS with respect to any Employee Plan that is intended to qualify under Section 401(a) of the Code.

(c)                                  No Employee Plan is, and neither the Acquired Companies nor any ERISA Affiliate thereof sponsors, maintains, contributes to, or has ever sponsored, maintained, contributed to, or has any actual or contingent liability with respect to any (i) single employer plan or other pension plan that is subject to Title IV of ERISA or the funding requirements of Section 302 of ERISA or Section 412 of the Code; (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code; (iii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA); or (iv) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(d)                                 None of the Acquired Companies, any Employee Plan nor, to the Knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Acquired Companies or any ERISA Affiliate to a material tax or penalty on prohibited transactions imposed by Section 4975 of the Code.  None of the Acquired Companies have engaged in a transaction that would reasonably be expected to result in a material civil penalty under Sections 409 or 502(i) of ERISA.  None of the Acquired Companies nor any ERISA Affiliate is subject to any material liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Employee Plan.

(e)                                  Except as would not have a Company Material Adverse Effect, each Acquired Company (i) has performed all obligations required to be performed by such Acquired Company under each Employee Plan established or maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services in the United States of America (the “U.S. Employee Plans”) and (ii) is not in default with respect to or in violation of, and has no Knowledge of any default or violation by any other party to, any U.S. Employee Plan.  Except as would not have a Company Material Adverse Effect, each U.S. Employee Plan (x) has been established, operated and maintained in accordance with its terms and in compliance with Applicable Law, including ERISA and the Code and (y) that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable), or has pending or has time remaining in which to file, an application for such determination from the IRS, and, to the Knowledge of the Company, there is no reason why any such determination (or opinion) letter should be revoked or not be reissued.

(f)                                   The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, including a subsequent termination of employment or service) (i) entitle any current or former employee or independent contractor of any Acquired Company to severance pay or a material increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting of compensation or benefits or increase the amount payable under any Employee Plan, (iii) trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under any Employee Plan or (iv) trigger any other material obligation pursuant to any Employee Plan (including any acceleration of vesting with respect to a Company Compensatory Award held by employees of an Acquired Company as a result of the Offer or the Merger or any termination of employment in connection therewith).  No payment or benefit (including vesting of Company Compensatory Awards) that will or may be made by the Company or its ERISA Affiliates to any current or former employee or other service provider of any Acquired Company is reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.  There is no Contract by which any Acquired Company is bound to compensate any employee for excise or additional taxes imposed under Sections 4999 or 409A of the Code.

(g)                                  Except as set forth on the Company Balance Sheet, no Acquired Company or ERISA Affiliate has any material current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for retired, former or current employees of any Acquired Company or any ERISA Affiliate, except as required to avoid excise tax under Section 4980B of the Code or except for the continuation of coverage through the end of the calendar month in which termination from employment occurs.

(h)                                 Except as would not have a Company Material Adverse Effect, each Foreign Plan (i) is in compliance with the provisions of the Applicable Laws of each jurisdiction in which such Foreign Plan is maintained and has been administered in all respects in accordance with its terms; and (ii) has no material unfunded liabilities that, as of the Effective Time, will not be offset by insurance or are fully accrued on the Company Financial Statements.

(i)                                     Each material “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by the Company has been operated in compliance in all material respects with Section 409A of the Code and the guidance issued thereunder.

(j)                                    There are no pending, or to the Knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any Employee Plan or any trust related thereto which could reasonably be expected to result in any material liability to any of the Acquired Companies, and no audit or other proceeding by a Governmental Authority is pending, or to the Knowledge of the Company, threatened with respect to any Employee Plan.

(k)                                 No Acquired Company is a party to or bound by, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor-related contract or arrangement with a labor union, works council or similar organization.  To the Knowledge of the Company, since January 1, 2012 through the date hereof, there have been no attempts by any labor union, works council or similar organization to organize any employees of the Acquired Companies.

(l)                                     Each Acquired Company is in compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Applicable Law relating to plant closings and layoffs.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Acquired Company is in compliance with all Applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, affirmative action, employee privacy, plant closings, and wages and hours.

Section 5.18                            Environmental Matters.  Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)                                 (i) as of the date hereof, no written notice, notification, demand, request for information, citation, summons or order has been received that remains outstanding, no complaint has been filed that remains outstanding, no penalty has been assessed that remains outstanding and no Proceeding is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person affecting any Acquired Company and, with respect to any of the foregoing, alleging violation of, or liability relating to, any Environmental Law; (ii) each Acquired Company is, and has at all times since January 1, 2012 been, in material compliance with applicable Environmental Laws and applicable Environmental Permits; (iii) to the Knowledge of the Company, there are no liabilities or obligations of any Acquired Company under applicable Environmental Law for release or presence of any Hazardous Substance; and (iv) to the Knowledge of the Company, there are no Orders, indemnities or other circumstances or conditions involving any Acquired Company that could reasonably be expected to result in any claim or liability relating to any Environmental Law.

(b)                                 The Company has made available to Parent applicable and material environmental reports and results of investigations of which the Company has Knowledge and that are in its possession pertaining to the business of any Acquired Company or any property or facility of any Acquired Company for which such Acquired Company has or would reasonably be expected to have ongoing liability.

The representations set forth in this Section 5.18 constitute the sole and exclusive representations and warranties of the Company relating to environmental matters.

Section 5.19                            Affiliate Transactions.  No director or officer of the Company or members of their “immediate family” (as such terms are defined in Rule 16a-1 of the Exchange Act) (each of the foregoing, a “Related Person”), other than in his or her capacity as a director, officer or employee of any Acquired Company (a) is involved, directly or indirectly, in any material business arrangement or other material relationship with any Acquired Company, or (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is used by any Acquired Company and is material to the conduct of the business of the Acquired Companies as currently conducted, taken as a whole.

Section 5.20                            No Brokers.  Except for Qatalyst Partners LP (the “Company Financial Advisor”), an accurate and complete copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of any Acquired Company who is entitled to any fee or commission from any Acquired Company in connection with the transactions contemplated by this Agreement.

Section 5.21                            Fairness Opinion.  The Company Board of Directors has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the various qualifications, assumptions and limitations set forth therein, the Offer Price is fair, from a financial point of view, to the common stockholders of the Company (other than Parent or any Affiliate of Parent, if applicable).  A signed copy of the written opinion will be delivered to Parent promptly after receipt thereof by the Company.

Section 5.22                            Takeover Statutes. Assuming the accuracy of the representation contained in Section 6.07, the Company Board of Directors has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the transactions contemplated by this Agreement.  No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation of any Governmental Authority (each, an “Anti-Takeover Law”) is applicable to the Company, the Offer or the Merger.

Section 5.23                            Disclosure.  None of the information with respect to the Acquired Companies supplied or to be supplied by or on behalf of the Company for inclusion in the Offer Documents will, at the time of the filing of the Offer Documents, at any time it is amended or supplemented or at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  At the time of the filing, at any time it is amended or supplemented and at the time of publication, distribution and dissemination to the Company’s stockholders, the Schedule 14D-9 (i) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  For clarity, the representations and warranties in this Section 5.23 will not apply to statements or omissions included or incorporated by reference in the Offer Documents or the Schedule 14D-9 based upon information supplied to the Company by Parent or Acquisition Sub or any of their Representatives specifically for inclusion therein.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub each represent and warrant to the Company that:

Section 6.01                            Corporate Existence and Power.  Each of Parent and Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

Section 6.02                            Corporate Authorization.  Each of Parent and Acquisition Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement.  The execution, delivery and performance by each of Parent and Acquisition Sub of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and Acquisition Sub (other than adoption of this Agreement by Parent as the sole stockholder of Acquisition Sub which will occur immediately following execution hereof).  Assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

Section 6.03                            Governmental Authorization.  The execution, delivery and performance by each of Parent and Acquisition Sub of this Agreement and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby require no authorization or other action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) compliance with Antitrust Laws, (iii) compliance with any applicable requirements of the Exchange Act, the Securities Act and any other applicable U.S. state or federal securities, takeover or “blue sky” laws, and (iv) compliance with any applicable rules of NASDAQ, and except where the failure to take any such actions or make any such filings would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent or Acquisition Sub to consummate the transactions contemplated by this Agreement.

Section 6.04                            Non-Contravention.  The execution, delivery and performance by each of Parent and Acquisition Sub of this Agreement and the consummation by each of Parent and Acquisition Sub of the transactions contemplated hereby does not and will not (i) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Acquisition Sub, (ii) assuming compliance with the matters referred to in Section 6.03, conflict with or result in a violation or breach of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 6.03, require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, modification, cancellation or acceleration of any right or obligation or the loss of any benefit to which Parent or Acquisition Sub is entitled, under (A) any Contract binding on Parent or Acquisition Sub or to which any of their respective properties, rights or other assets are subject or (B) any Permit governing the operation of the business of Parent or Acquisition Sub, or (iv) result in the creation of a Lien on any property or asset of Parent or Acquisition Sub, except in the case of clauses (ii), (iii) and (iv) above, any such violation, breach, default, right, termination, modification, acceleration, cancellation, loss or Lien that would not reasonably be expected to materially impair the ability of Parent or Acquisition Sub to consummate the transactions contemplated by this Agreement.

Section 6.05                            Litigation.

(a)                                 As of the date of this Agreement, there is no pending Proceeding, and, to the Knowledge of Parent or Acquisition Sub, respectively, no Person has threatened to commence any Proceeding, against Parent or Acquisition Sub that challenges, or that would reasonably be expected to have the effect of making illegal, restraining, enjoining or otherwise prohibiting or preventing the Transactions.

(b)                                 There is no Order in effect that would materially impair the ability of Parent or Acquisition Sub to consummate the transactions contemplated by this Agreement.

Section 6.06                            No Brokers.  Except for Wells Fargo Securities, LLC, there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of any of Parent or its Subsidiaries who is entitled to any fee or commission from Parent or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 6.07                            Ownership of Company Capital Stock.  Parent and Acquisition Sub and their respective Subsidiaries do not own (directly or indirectly, beneficially or of record) and have never owned (directly or indirectly, beneficially or of record) any Shares or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or any other economic interest (through derivative securities or otherwise) in, the Company.  Prior to the date hereof, neither Parent nor Acquisition Sub has taken, or authorized or permitted any Representatives of Parent or Acquisition Sub to take, any action that would cause either Parent or Acquisition Sub to be deemed an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company or otherwise render Section 251(h) of the DGCL inapplicable to the Merger.

Section 6.08                            Sufficiency of Funds.  Parent and Acquisition Sub have, or as of the Effective Time will have, available to them sufficient funds to pay the aggregate Merger Consideration, Option Consideration and all other cash amounts payable pursuant to this Agreement.  Parent and Acquisition Sub expressly acknowledge and agree that their obligations hereunder, including their obligations to consummate the Offer and the Merger, are not subject to, or conditioned on, receipt of financing.

Section 6.09                            Acquisition Sub.  Acquisition Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than those incident to its formation or as contemplated herein or in connection with the transactions contemplated hereby.  There are 1,000 shares of common stock of Acquisition Sub issued and outstanding, representing the only shares of capital stock of Acquisition Sub outstanding and all of such shares are owned solely and directly by Parent.

Section 6.10                            Disclosure. None of the information with respect to Parent or Acquisition Sub supplied or to be supplied by or on behalf of Parent or Acquisition Sub for inclusion in the Schedule 14D-9 will, at the time of the filing of the Schedule 14D-9, at any time it is amended or supplemented or at the time of any distribution or dissemination of the Schedule 14D-9, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  At the time of the filing of the Offer Documents, at any time any Offer Document is amended or supplemented and at the time of the distribution and dissemination of the Offer Documents and at the time of the consummation of the Offer, the Offer Documents (i) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  For clarity, the representations and warranties in this Section 6.10 will not apply to statements or omissions included or incorporated by reference in the Offer Documents based upon information supplied to Parent by the Acquired Companies or any of their Representatives specifically for inclusion therein.

ARTICLE VII.

COVENANTS OF THE COMPANY

Section 7.01                            Conduct of the Company.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 10.01, except as set forth in Section 7.01 of the Company Disclosure Schedule, as expressly required by this Agreement, as required by Applicable Law, or otherwise with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each Acquired Company to, conduct the business of the Acquired Companies, taken as a whole, in the ordinary course consistent with past practice and, to the extent consistent therewith, use its (and cause each Acquired Company to use their) reasonable best efforts to (i) preserve intact the present business organization of the Acquired Companies, (ii) maintain in effect all material Permits of the Acquired Companies, (iii) keep available the services of present officers and key employees of the Acquired Companies and (iv) preserve intact the relationships of the Acquired Companies with customers, suppliers, distributors and employees.  Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 10.01, except as set forth in Section 7.01 of the Company Disclosure Schedule, as expressly required by this Agreement, as required by Applicable Law, or otherwise with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of the other Acquired Companies not to:

(a)                                 adopt or propose any change to its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise); provided, that the organizational documents of the Company’s Subsidiaries may be amended in a way that is not material;

(b)                                 merge or consolidate any Acquired Company with any other Person, or restructure, reorganize or liquidate all or a material part of its assets;

(c)                                  (A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Acquired Company Securities, or redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire or subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to, any Acquired Company Securities, or issue or authorize or propose the issuance of any other securities in respect of, or in lieu of or in substitution for, shares of any Acquired Company Securities or other securities, other than (i) dividends and distributions paid by any wholly owned Subsidiary of the Company to any Acquired Company and (ii) purchases, redemptions or other acquisitions of securities of any Acquired Company (y) required by the terms of the Company Stock Plans or (z) required by the terms of any plans, arrangements or Contracts existing on the date of this Agreement (or entered into after the date of this Agreement in compliance with this Section 7.01) between any Acquired Company and any director or employee of any Acquired Company or (B) enter into any agreement with respect to the voting of its capital stock;

(d)                                 (i) issue, deliver, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, delivery, sale, pledge, disposition, grant, transfer or encumbrance of, any Acquired Company Securities other than (A) the issuance of any Shares upon the exercise of Company Options or settlement of Company RSUs that, in each case, are outstanding on the date of this Agreement or granted after the date hereof as permitted by this Section 7.01, (B) the grant of Company Compensatory Awards in the ordinary course of business consistent with past practice, except for the grant of Company Compensatory Awards to any officer, advisor, consultant or employee of the Company with base salary that exceeds $225,000 or (C) the issuance of securities of any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company; or (ii) amend any term of any Acquired Company Security (whether by merger, consolidation or otherwise) including an amendment of a Company Compensatory Award to provide for acceleration of vesting as a result of the Merger or a termination of employment or service related to the Merger (other than pursuant to the terms of any Employee Plan in effect on the date of this Agreement);

(e)                                  incur any capital expenditures in excess of $7,000,000 in the aggregate in any fiscal quarter;

(f)                                   acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets (including any Intellectual Property Rights and other intangible assets), securities, properties, interests or businesses other than in the ordinary course of business consistent with past practice;

(g)                                  sell, lease, assign, license, mortgage or otherwise transfer, or create or incur any Lien (other than Permitted Liens), or pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of the material assets (including any Intellectual Property Rights and other intangible assets), licenses, operations, rights, securities, properties, interests or businesses of the Acquired Companies other than licenses to customers and business partners in the ordinary course of business consistent with past practice;

(h)                                 make any loans, advances or capital contributions to, or investments in, any Person (other than any Acquired Company and other than advances to employees for travel and other business expenses in the ordinary course of business consistent with past practice);

(i)                                     enter into any Contract or transaction with (including the making of any payment to) a Related Person (other than an Acquired Company) or an Affiliate of a Related Person (other than an Acquired Company), in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(j)                                    create, incur, assume, guarantee, endorse, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt security of any Acquired Company or enter into any “keep well” or other Contract to maintain any financial statement condition of another Person other than (i) letters of credit issued and maintained by the Company in the ordinary course of business consistent with past practice or (ii) loans or advances from one Acquired Company to another Acquired Company in the ordinary course of business consistent with past practice;

(k)                                 enter into any Contract (including any Company IP Agreement) that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, amend or modify in any material respect or terminate or default under any Company Material Contract (including any Company IP Agreement) or otherwise waive, release or assign any material rights, claims or benefits of any Acquired Company thereunder, in each case (other than in the case of a default), other than in the ordinary course of business consistent with past practice and except for renewals or terminations in accordance with the terms of any Company Material Contract;

(l)                                     except as required pursuant to existing written agreements in effect prior to the date hereof and set forth on Section 5.17(a) of the Company Disclosure Schedule: (i) grant or increase any change-in-control, severance or termination pay to (or amend any existing arrangement with) any director, officer, advisor, consultant or employee of any Acquired Company, (ii) increase benefits payable under any existing change-in-control, severance or termination pay policies, (iii) establish, adopt or amend (except as required by Applicable Law) any Employee Plan, (iv) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (v) increase in any manner compensation, bonus, commission or other benefits payable to any director, officer, advisor, consultant or employee of any Acquired Company, other than increases to any such individuals who are not directors or officers of any Acquired Company in the ordinary course of business consistent with past practice that do not exceed 25% individually or 1% in the aggregate, (vi) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Plan, to the extent not already provided in any such Employee Plan, (vii) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Plan that is required by Applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or Applicable Law or (viii) forgive any loans to any director, officer, advisor, consultant or employee of any Acquired Company;

(m)                             change in any material respect any Acquired Company’s methods of accounting or accounting practices, policies or procedures, except as required by concurrent changes in GAAP or SEC rules and regulations, in either case as agreed to by its independent public accountants;

(n)                                 settle or compromise, or offer or propose to settle or compromise, any Proceeding if doing so would (A) require the payment of monetary damages by any Acquired Company after the date hereof of any amount in excess of $500,000 per Proceeding or $1,000,000 in the aggregate for all such Proceedings or (B) involve any injunctive or other non-monetary relief which, in either case, imposes material restrictions on the business operations of the Acquired Companies, taken as a whole;

(o)                                 except as may be required by Applicable Law, (i) make or change any material Tax election, (ii) file any material amended Tax Return, (iii) adopt or change any material accounting method for Taxes, (iv) settle or compromise any material Tax claim, (v) surrender any material claim for a refund of Taxes, (vi) enter into any closing agreement relating to Taxes, (vii) file any material Tax Return that is inconsistent with past practice or (viii) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment; or

(p)                                 agree, resolve, authorize or commit to do any of the foregoing.

If the Company desires to take an action which would be prohibited pursuant to Section 7.01 without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to each of the individuals set forth in Schedule 7.01 to this Agreement. Any of the individuals set forth in Schedule 7.01 to this Agreement may grant consent on behalf of Parent to the taking of any action which would otherwise be prohibited pursuant to Section 7.01 by e-mail or such other notice that complies with the provisions of Section 11.01.

Section 7.02                            No Control of Company’s Business.  Nothing contained in this Agreement is intended to give Parent or Acquisition Sub, directly or indirectly, the right to control or direct the operations of the Acquired Companies prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 7.03                            No Solicitation.

(a)                                 The Company shall, and shall cause each of the Acquired Companies and its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Persons (other than Parent, Acquisition Sub and their Affiliates and Representatives) ongoing as of the date of this Agreement with respect to any Acquisition Proposal (or that would reasonably be expected to result in an Acquisition Proposal). The Company also agrees that it will promptly request each Person that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of acquiring the Company or any of its Subsidiaries to return or destroy all confidential information furnished to such Person prior to the date hereof by or on behalf of the Company or any of its Subsidiaries or Representatives.

(b)                                 Except as expressly permitted by this Section 7.03, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 10.01, the Company shall not, and shall not authorize or permit any Acquired Company or any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage any inquiry, expression of interest or proposal by, or offer that constitutes an Acquisition Proposal (or that would reasonably be expected to result in an Acquisition Proposal) from any Person other than Parent, Acquisition Sub or their respective Affiliates or Representatives; (ii) engage or participate in any discussions or negotiations with any Person (other than Parent, Acquisition Sub or their respective Affiliates or Representatives) in furtherance of or for the purpose of obtaining any Acquisition Proposal; (iii) furnish any information relating to any Acquired Company to any Person (other than Parent, Acquisition Sub or their respective Affiliates or Representatives) in connection with or in response to an Acquisition Proposal; (iv) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding relating to any Acquisition Proposal with any Person other than Parent, Acquisition Sub or their respective Affiliates or Representatives (other than a confidentiality agreement pursuant to Section 7.03(d)); or (v) submit any Acquisition Proposal to the vote of the stockholders of the Company.

(c)                                  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 10.01, the Company shall promptly (and in any event within two Business Days after the Company’s Knowledge of such event) notify Parent orally and in writing (which may be by email) of any expression of interest, proposal or offer with respect to an Acquisition Proposal or any request for discussions or negotiations regarding an Acquisition Proposal that is received from any Person (other than Parent, Acquisition Sub or their respective Affiliates or Representatives) after the date hereof by any Acquired Company or its Representatives and thereafter shall (x) keep Parent reasonably informed, on a prompt basis (and in any event within two Business Days), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) or requests and shall reasonably promptly (and in any event within two Business Days) apprise Parent of the status of any such discussions or negotiations and (y) provide to Parent as soon as reasonably practicable after receipt or delivery thereof (and in any event within one Business Day) copies of all correspondence and other written material sent by or provided to the Company or any of its Subsidiaries from any Person that describes any of the terms or conditions of any Acquisition Proposal.  In connection with such notice, the Company shall indicate the identity of such Person and shall provide a copy of any such expression of interest, proposal or offer that was received.  Without limiting the foregoing, the Company shall notify Parent orally and in writing (which may be by email) if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 7.03(d), prior to providing any such information or engaging in any such discussions or negotiations.

(d)                                 Notwithstanding anything to the contrary in this Section 7.03, if at any time prior to the Offer Acceptance Time: (i) the Company has received an unsolicited, bona fide and written Acquisition Proposal providing for the acquisition of more than fifty percent (50%) of the assets (on a consolidated basis) or more than fifty percent (50%) of the total voting power of the equity securities of the Company (by acquisition, merger or otherwise) from a third party; (ii) such Acquisition Proposal did not result from a breach of this Section 7.03; (iii) the Company Board of Directors determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal; and (iv) after consultation with its outside counsel, the Company Board of Directors or any duly authorized committee thereof determines in good faith that failure to take such action would be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under the DGCL, then the Company may (A) furnish information with respect to the Acquired Companies to the Person making such Acquisition Proposal and its Representatives and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal; provided that the Company (x) shall not, and shall not authorize or permit any Acquired Company or any of its Representatives to, disclose any non-public information to such Person without first entering into a confidentiality agreement containing limitations on the use and disclosure of all non-public information furnished to such Person by or on behalf of any of the Acquired Companies and “standstill” provisions, in each case no less favorable to the Company than those contained in the Confidentiality Agreement, and (y) shall promptly provide to Parent any non-public information concerning the Acquired Companies provided to such other Person which was not previously provided to Parent.

(e)                                  Notwithstanding anything to the contrary contained in this Agreement, if (I) (1) the Company receives an unsolicited, bona fide and written Acquisition Proposal that did not result from a breach of this Section 7.03 and that the Company Board of Directors determines in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms of this Agreement that may be offered by Parent pursuant to clause (ii) below, and (2) the Company Board of Directors determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with the fiduciary duties owed by the Company Board of Directors to the stockholders of the Company under the DGCL, or (II) the Company Board of Directors determines (other than with respect to an Acquisition Proposal) in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with the fiduciary duties owed by the Company Board of Directors to the stockholders of the Company under the DGCL, then the Company Board of Directors may at any time prior to the Offer Acceptance Time (y) effect a Change of Board Recommendation or (z) in the case of clause (I) above, terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (z), and any purported termination pursuant to the foregoing clause (z) shall be void and of no force or effect, unless the Company complies with the provisions of Section 10.01(e) and Section 10.03(b); and provided, further that the Company Board of Directors may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) unless (A) the Acquired Companies shall not have materially breached this Section 7.03 and (B):

(i)                                     the Company shall have provided prior written notice to Parent, at least three Business Days in advance (the “Notice Period”), of the Company’s intention to take any action permitted under clause (y) or (z) above, which notice shall, in the case of clause (I) above, specify the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided to Parent a copy of the available relevant proposed transaction agreements with the party making such Superior Proposal (the “Alternative Acquisition Agreement”); and

(ii)                                  prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal or, in the case of clause (II) above, the Company Board of Directors determines in good faith, after consultation with outside counsel, that the failure to make such a Change of Board Recommendation would not be inconsistent with the fiduciary duties owed by the Company Board of Directors to the stockholders of the Company under the DGCL.  In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 7.03(e) with respect to such new written notice, except that references to the three Business Day period above shall be deemed to be references to a one Business Day period; and provided, further, that such new written notice shall in no event shorten the original Notice Period.

(f)                                   Nothing in this Section 7.03 shall prohibit the Company, or the Company Board of Directors, directly or indirectly through any Representative, from disclosing in the Schedule 14D-9 or otherwise factual information regarding the business, financial condition or results of operations of the Acquired Companies or the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal or the material terms of such Acquisition Proposal; provided, that the Company has in good faith, after consultation with outside counsel, determined that such information, facts, identity or terms is required to be disclosed under Applicable Law or that failure to make such disclosure would be inconsistent with the fiduciary duties of the Company Board of Directors under Applicable Law and, provided, further, that if such disclosure does not reaffirm the Company Board Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Board Recommendation, such disclosure shall be deemed to be a Change of Board Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 10.01(f).  So long as the Company and its Representatives have otherwise complied with this Section 7.03, none of the foregoing shall prohibit the Company and its Representatives, at any time prior to the Offer Acceptance Time, from contacting any Persons or group of Persons that have made an Acquisition Proposal after the date of this Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal, and any such actions shall not be a breach of this Section 7.03.

Section 7.04                            Access to Information.  Subject to Applicable Law, from the date of this Agreement until the Effective Time, upon reasonable notice and during normal business hours, the Company shall and shall cause each other Acquired Company to (a) give Parent and its Representatives reasonable access to the offices, properties, books, contracts and records of the Acquired Companies, (b) furnish to Parent and its Representatives such financial and operating data and other information relating to the Acquired Companies and their properties and businesses as such Persons may reasonably request and (c) instruct the Representatives of the Acquired Companies to cooperate with Parent in its investigation of the Acquired Companies; provided, however, that no investigation pursuant to this Section 7.04 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the Acquired Companies shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company (i) breach any Contract with any Person, (ii) constitute a waiver of the attorney-client or other privilege held by any of the Acquired Companies, (iii) otherwise violate Applicable Law or (iv) interfere unreasonably with the business and operations of the Acquired Companies or would otherwise result in significant interference with the prompt and timely discharge by employees of the Acquired Companies of their duties (it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents pursuant to clauses (i) through (iv) above, and thereafter the Company and Parent shall reasonably cooperate to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the applicable restriction).  Any investigation pursuant to this Section 7.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Acquired Companies.  Notwithstanding the foregoing, Parent shall not have access to personnel records of the Acquired Companies relating to individual performance or evaluation records, medical histories or other information, in each case to the extent the disclosure thereof would result in the violation of Applicable Law.

Section 7.05                            Stock Exchange Delisting; Takeover Statutes.

(a)                                 Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of all Shares from NASDAQ and the deregistration of all Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

(b)                                 If any Anti-Takeover Law is or may become applicable to the Offer, the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Anti-Takeover Law on such transactions to the greatest extent permissible under such Anti-Takeover Law.

Section 7.06                            Payoff Letters.  The Company shall use its reasonable best efforts to obtain and deliver to Parent no later than two Business Days prior to the Closing Date a customary payoff letter with respect to (i) the satisfaction and release of all of the Acquired Companies’ liabilities and obligations (including all indebtedness for borrowed money, if any, of the Acquired Companies outstanding as of the Closing, but excluding any indemnification obligations that survive termination) under the Contracts set forth on Section 7.06 of the Company Disclosure Schedule (the “Loan Documents”), (ii) the termination of the Loan Documents and (iii) the release of all Liens held pursuant to or otherwise related to the Loan Documents.

Section 7.07                            Compensation Arrangements.  Prior to the Offer Acceptance Time, the Compensation Committee of the Company Board of Directors (the “Compensation Committee”) shall cause each Employee Plan pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the Compensation Committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

ARTICLE VIII.

ADDITIONAL COVENANTS OF THE PARTIES

Section 8.01                            Appropriate Action; Consents; Filings.

(a)                                 Subject to the terms of this Agreement, including Section 7.03, each of the Company, Parent and Acquisition Sub shall use reasonable best efforts to: (i) consummate and make effective the transactions contemplated by this Agreement as promptly as practicable; (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any Proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including the Offer and the Merger; (iii) defend any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated, lifted, overturned or reversed; and (iv) as promptly as reasonably practicable, and in any event within ten Business Days after the date hereof, make all necessary registrations, declarations, submissions and filings, and thereafter make any other required registrations, declarations, submissions and filings, and pay any fees due in connection therewith, with respect to the Transactions required under the Exchange Act, any other applicable federal or state securities laws, the HSR Act, any applicable Antitrust Laws, and any other Applicable Law; provided, that the parties shall cooperate with each other in connection with determining whether any action by or in respect of, or filing with, any Governmental Authority is required, in connection with the consummation of the Transactions, except where such action or filing has been agreed to by the parties in this Agreement or the Company Disclosure Schedule and seeking any such actions, consents, approvals, authorizations, clearances or waivers or making any such filings.  The parties shall furnish to each other all information with respect to them, their respective Subsidiaries and the Transactions required for any application or other filing under the rules and regulations of any Applicable Law in connection with the transactions contemplated by this Agreement.

(b)                                 The parties shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided, however that the parties shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts of any Acquired Company in connection with consummation of the Transactions and seeking any such actions, consents, approvals or waivers.

(c)                                  Without limiting the generality of anything contained in this Section 8.01, each party shall: (i) give the other parties prompt notice of the making or commencement of any request or Proceeding by or before any Governmental Authority with respect to the Transactions; (ii) keep the other parties informed as to the status of any such request or Proceeding; and (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other domestic or foreign Governmental Authority regarding the Transactions.  Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal prior to submission in connection with the Transactions and shall take reasonable account of each other’s views.  In addition, except as may be prohibited by any Governmental Authority or by any Applicable Law, in connection with any such request or Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting, conference or telephone call relating to such request or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request or Proceeding.  Each party shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition would reasonably be expected to result in any material delay or impairment of (x) the ability of the parties to obtain the applicable clearance, approval or waiver of any Governmental Authority charged with the enforcement of any Applicable Law with respect to the transactions contemplated by this Agreement or (y) the expiration or termination of any applicable waiting period.

(d)                                 In furtherance of the covenants set forth in this Section 8.01 and subject to the limitations set forth in this Section 8.01(d), if any objections are asserted with respect to the Transactions under the HSR Act, any applicable Antitrust Laws or any other Applicable Law or if any lawsuit or other Proceeding, whether judicial or administrative, is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other Governmental Authority challenging the Transactions or which would otherwise prohibit or materially impair or delay the consummation of the Transactions, each of Parent and the Company shall (and shall cause their respective Subsidiaries to) take all actions necessary to resolve any such objections or lawsuits or other Proceedings (or threatened lawsuits or other Proceedings) so as to permit consummation of the Transactions as soon as reasonably practicable, including becoming subject to, consenting to or agreeing to, or otherwise taking any action with respect to, any requirement, condition, understanding, agreement or order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change its respective assets or business (including that of its Affiliates); provided that notwithstanding anything in this Agreement to the contrary, none of Parent, the Company or any of their respective Subsidiaries shall be required to take any such actions if any of them would reasonably be expected to have a material adverse effect on the businesses of Parent, the Company, and their respective Subsidiaries and Affiliates, taken as a whole (assuming the businesses of Parent, the Company, and their respective Subsidiaries and Affiliates, taken as a whole, had assets, liabilities, revenues, cash flows and operations the size of those of the Acquired Companies, taken as a whole); and provided further, that the obligations of the parties under this Section 8.01(d) shall be conditioned upon the occurrence of the Closing.

Section 8.02                            Confidentiality; Public Announcements.

(a)                                 Parent and the Company hereby acknowledge and agree to continue to be bound by the Confidentiality Agreement dated as of April 23, 2014, by and between Parent and the Company (the “Confidentiality Agreement”).

(b)                                 Without limiting any other provision of this Agreement, each of Parent and the Company shall consult with the other and issue a joint press release with respect to the execution of this Agreement. Thereafter, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue any press release or other public announcement (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement, the Offer, the Merger or the transactions contemplated hereby without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except (i) as such press release or other public announcement may be required by Applicable Law or the applicable rules of NASDAQ, in which case the party required to issue the release or make the announcement shall use its reasonable best efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance or (ii) in connection with a Change of Board Recommendation, if and to the extent permitted by the terms of this Agreement.  This Section 8.02(b) shall terminate upon a Change of Board Recommendation.  Notwithstanding anything to the contrary in this Section 8.02(b), each of the parties may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal material, non-public information regarding the other parties, the Offer, the Merger or the other transactions contemplated hereby.

Section 8.03                            Indemnification of Officers and Directors.

(a)                                 After the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who on or prior to the Effective Time were officers or directors of the Company or its Subsidiaries or were serving at the request of the Company as an officer or director of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of its Subsidiaries at any time prior to the Effective Time to the fullest extent that the Company or Subsidiary for which they were acting in such capacity would have been permitted to indemnify and hold harmless such individuals by Applicable Law (including with respect to advancement of expenses).

(b)                                 Parent and Acquisition Sub agree that all rights to exculpation or indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the current and former directors and officers of any Acquired Company or any of their respective Affiliates or any of their predecessors in all of their capacities (including as stockholder, controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officer or director (each, a “D&O Indemnitee”), as provided in the Company’s or each of its Subsidiaries’ respective certificates of incorporation or bylaws (or comparable organizational or governing documents) or in any agreement, shall survive the Offer and the Merger and shall continue in full force and effect in accordance with their terms.  After the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor such obligations to the maximum extent that the applicable Acquired Company would have been permitted to fulfill and honor them by Applicable Law.  In addition, for a period of six years following the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Effective Time, and during such six-year period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by Applicable Law.

(c)                                  Prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies; provided, however, that in no event shall Parent or the Surviving Corporation be required to pay an aggregate premium for such “tail” insurance policies in excess of the amount set forth in Section 8.03(c) of the Company Disclosure Schedule.  If Parent or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date of this Agreement with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies, or (ii) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the D&O Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier, that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; and provided further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d)                                 The provisions of this Section 8.03 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each D&O Indemnitee, and nothing in this Agreement shall affect any indemnification rights that any such D&O Indemnitee may have under the certificate of incorporation or bylaws of any Acquired Company or any Contract or Applicable Law.  Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 8.03 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee without the consent of such D&O Indemnitee.

(e)                                  The rights of each D&O Indemnitee under this Section 8.03 shall be in addition to any rights such person may have under the certificate of incorporation or bylaws of any Acquired Company, the Surviving Corporation or any of its subsidiaries, or under any Applicable Law or under any agreement of any D&O Indemnitee with any Acquired Company.

(f)                                   In the event that the Company, the Surviving Corporation or any of their Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers at least 50% of its properties and assets to any other Person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 8.03.

Section 8.04                            Section 16 Matters.  Prior to the Offer Acceptance Time, the Company shall take such actions as are required to cause the disposition of Company Common Stock, Company Options, Company RSUs or other convertible securities in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

Section 8.05                            Employee Matters.

(a)                                 For a period of at least one year following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, provide the Acquired Company Employees with (i) base salary (or wages) and cash bonus opportunities (excluding any equity compensation) that are no less favorable than the base salaries and cash bonus opportunities (excluding any equity compensation) provided by the Acquired Companies immediately prior to the Effective Time, (ii) pension and welfare benefits that are no less favorable in the aggregate than those provided by the Acquired Companies immediately prior to the Effective Time and (iii) severance benefits that are no less favorable than those provided by the Acquired Companies immediately prior to the Effective Time.

(b)                                 Parent further agrees that, from and after the Closing Date, Parent shall, or shall cause the Surviving Corporation to, grant all of the Acquired Company Employees credit for any service with such Acquired Company earned prior to the Closing Date (i) for eligibility and vesting purposes and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or that is maintained by Parent or the Surviving Corporation or any of its Subsidiaries on or after the Closing Date (each, a “Parent Plan”); provided, however, that such service shall not be recognized or credited to the extent that such recognition would result in a duplication of benefits provided to the Acquired Company Employee or to the extent that such service was not recognized under any similar Employee Plan of the Company.  In addition, for purposes of each Parent Plan providing medical, dental, pharmaceutical, vision and/or other health benefits to any Acquired Company Employee, Parent shall use commercially reasonable efforts to (x) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements to the extent waived or satisfied by an Acquired Company Employee and his or her covered dependents under any Employee Plan as of the Closing Date and (y) cause any deductible, co-insurance and covered out-of-pocket expenses paid by any Acquired Company Employee (or covered dependent thereof) during the portion of the plan year in which such Acquired Company Employee participated in an Employee Plan to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable Parent Plan in the applicable plan year.

(c)                                  The provisions of this Section 8.05 shall not (i) confer upon any Person other than the parties hereto any rights or remedies hereunder, (ii) be construed as in any way modifying or amending the provisions of any Employee Plan, (iii) require Parent to continue any Employee Plan or be construed to prevent or limit Parent from terminating or modifying any Parent Plan or (iv) require Parent to continue or maintain the employment of any Acquired Company Employee following the Closing Date.

(d)                                 Without limiting the generality of the foregoing, as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to honor, in accordance with their terms, all employment, change in control, severance and other compensation and benefits agreements, arrangements and policies existing prior to the execution of this Agreement which are between the Company or any of its Subsidiaries and any director, officer, employee or consultant thereof and set forth in Section 8.05(d) of the Company Disclosure Schedule.  Parent hereby agrees that the occurrence of the Closing shall constitute a “Change in Control” for purposes of any Company Executive Agreement and all Employee Plans and related trusts set forth in Section 8.05(d) of the Company Disclosure Schedule.

Section 8.06                            Form S-8; Assumption of Company Compensatory Awards.

(a)                                 With respect to the Company Options and Company RSUs assumed pursuant to Section 4.05, Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Parent Common Stock issuable upon exercise of the assumed Company Compensatory Awards promptly, but in any event no later than ten Business Days, following the Effective Time.  The Company and its counsel shall cooperate with and assist Parent in the preparation of such registration statement.  For the avoidance of doubt, the Form S-8 registration statement shall not cover any Cashed Out Compensatory Awards.

(b)                                 As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board of Directors (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions that are necessary for the assumption and conversion of the Company Compensatory Awards and for the treatment of Cashed Out Compensatory Awards as set forth in Section 4.05.

Section 8.07                            Litigation.  Each of Parent and the Company shall promptly notify the other of any stockholder litigation against it or any of its Representatives arising out of or relating to this Agreement, the Offer, the Merger or the other Transactions and shall keep the other reasonably informed regarding any such stockholder litigation.  Each of Parent and the Company shall give the other reasonable opportunity to consult with it regarding the defense or settlement of any such stockholder litigation and shall give due consideration to the other party’s views with respect to such stockholder litigation.

ARTICLE IX.
CONDITIONS TO THE MERGER

Section 9.01         Conditions to the Obligations of Each Party.  The respective obligations of the Company, Parent and Acquisition Sub to consummate the Merger are subject to the satisfaction (or written waiver by all parties, if permissible under Applicable Law) of the following conditions:

(a)           No Injunction.  No Order (whether temporary, preliminary or permanent) of a Governmental Authority of competent jurisdiction or other Applicable Law shall be in effect which makes illegal, restrains, enjoins or otherwise prohibits or prevents the consummation of the Merger.

(b)           Consummation of Offer.  Acquisition Sub (or Parent on Acquisition Sub’s behalf) shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not withdrawn.

ARTICLE X.
TERMINATION

Section 10.01       Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Offer, the Merger and the Transactions may be abandoned at any time prior to the Effective Time, only as follows:

(a)           by mutual written agreement of each of the Company and Parent;

(b)           by either the Company or Parent, if the Offer Acceptance Time has not occurred on or before August 31, 2014 (the “Initial End Date”); provided that (i) if all of the Offer Conditions, other than the Offer Conditions set forth in clause 2(h) or 2(j) of Annex I shall have been satisfied or shall be capable of being satisfied at such time, the Initial End Date shall automatically, without further action of any party, be extended to, and for all purposes shall be deemed to be, October 31, 2014 (the “Extended End Date”), and if all of the Offer Conditions, other than the conditions set forth in clause 2(h) or 2(j) of Annex I shall have been satisfied or shall be capable of being satisfied as of the Extended End Date, the Company may, in its sole discretion, elect to extend the Extended End Date to December 31, 2014 by providing written notice of such extension to Parent, and (ii) the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer Acceptance Time to have occurred by such time;

(c)           by either Parent or the Company, if a Governmental Authority of competent jurisdiction shall have issued any Order or other Applicable Law, in each case, which has become final and non-appealable and which permanently makes illegal, restrains, enjoins or otherwise prohibits or prevents the acceptance for payment of, or payment for, Shares pursuant to the Offer or consummation of the Offer or the Merger;

(d)           by either Parent or the Company if the Offer shall have expired without the acceptance for payment of Shares pursuant to the Offer; provided that the right to terminate this Agreement pursuant to this Section 10.01(d) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the acceptance for payment of Shares pursuant to the Offer;

(e)           prior to the Offer Acceptance Time by the Company, if the Company Board of Directors shall have determined to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and in accordance with Section 7.03(e); provided, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.01(e) unless the Company shall have made the payment of the Company Termination Fee to Parent pursuant to Section 10.03(b)(iii);

(f)            prior to the Offer Acceptance Time by Parent, if the Board of Directors of the Company or any committee thereof shall have effected a Change of Board Recommendation;

(g)           prior to the Offer Acceptance Time by Parent, if (i) any representation or warranty of the Company contained in this Agreement shall be inaccurate or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that any condition set forth in clause 2(a), (b), (c), (d) or (e) of Annex I would not be satisfied, or (ii) the covenants or obligations of the Company contained in this Agreement shall have been breached such that the condition set forth in clause 2(f) of Annex I would not be satisfied; provided, however, that if an inaccuracy or breach is curable by the Company during the 30-day period after Parent notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 10.01(g) as a result of such inaccuracy or breach prior to the earlier of (x) the expiration of the Company Cure Period and (y) the Initial End Date (or, if the Initial End Date has then been extended in accordance with Section 10.01(b), the Extended End Date) unless the Company is no longer continuing to exercise reasonable best efforts to cure such inaccuracy or breach; provided, further, that Parent may not terminate this Agreement under this Section 10.01(g) if it is then in breach in any material respect of this Agreement;

(h)           prior to the Offer Acceptance Time by the Company, if (i) any representation or warranty of Parent or Acquisition Sub contained in this Agreement shall be inaccurate in any material respect or shall have become inaccurate in any material respect as of a date subsequent to the date of this Agreement (as if made on such subsequent date) or (ii) the covenants or obligations of Parent or Acquisition Sub contained in this Agreement shall have been breached in any material respect, in each of clauses (i) and (ii), if such inaccuracy or breach prevents or would reasonably be expected to prevent Parent or Acquisition Sub from consummating the Transactions; provided, however, that if an inaccuracy or breach is curable by Parent or Acquisition Sub during the 30-day period after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 10.01(h) as a result of such inaccuracy or breach prior to the earlier of (x) the expiration of the Parent Cure Period and (y) the Initial End Date (or, if the Initial End Date has been extended in accordance with Section 10.01(b), the Extended End Date) unless Parent or Acquisition Sub, as applicable, is no longer continuing to exercise reasonable best efforts to cure such inaccuracy or breach; provided, further, that the Company may not terminate this Agreement under this Section 10.01(h) if it is then in breach in any material respect of this Agreement;

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give a notice of such termination to the other party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

Section 10.02       Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, then this Agreement shall become void and of no effect without liability of any party (or any Representative, stockholder or Affiliate of such party) to the other party hereto; provided that: (a) none of the parties hereto shall be relieved of any damages or liability arising from any fraud or willful and material breach by such party of any provision of this Agreement; and (b) the parties hereto shall, in all events, remain bound by and continue to be subject to the provisions set forth in the Confidentiality Agreement, Section 8.02, this Section 10.02, Section 10.03 and ARTICLE XI, all of which shall survive any termination of this Agreement pursuant to Section 10.01.  For purposes of this Agreement, a “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

Section 10.03       Expenses; Termination Fees.

(a)           Except as set forth in this Section 10.03, all fees and expenses incurred in connection with the preparation, negotiation and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Offer and the Merger are consummated.

(b)           If, but only if, this Agreement is terminated:

(i)            (x) by Parent or the Company pursuant to Section 10.01(b) or Section 10.01(d) and (y) (A) an Acquisition Proposal has been made to the Company or the holders of Shares after the date hereof or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, (B) such Acquisition Proposal or intention to make an Acquisition Proposal was publicly disclosed prior to the date of such termination and an Acquisition Proposal remained pending as of the date of such termination, and (C) within twelve months of the termination of this Agreement, (1) the Company enters into a definitive agreement for the consummation of an Acquisition Proposal or (2) an Acquisition Proposal is consummated, then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee within two Business Days of the earliest to occur of such events (provided, however, that for purposes of this Section 10.03(b)(i), the references to “25% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”);

(ii)           (x) by the Company pursuant to Section 10.01(b) or Section 10.01(d) and (y) the Company Board of Directors or any committee thereof made a Change of Board Recommendation, then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee concurrently with such termination if the termination takes place on a Business Day, and on the next Business Day if the termination takes place on a day other than a Business Day;

(iii)          by the Company pursuant to Section 10.01(e), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee concurrently with such termination if the termination takes place on a Business Day, and on the next Business Day if the termination takes place on a day other than a Business Day; or

(iv)          by Parent pursuant to Section 10.01(f), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee promptly, and in any event not more than two Business Days following such termination.

(c)           Each of the Company, Parent and Acquisition Sub acknowledges that (i) the agreements contained in this Section 10.03 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent, Acquisition Sub and the Company would not enter into this Agreement and (iii) any amount payable pursuant to this Section 10.03 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Acquisition Sub in the circumstances in which such amount is payable.  The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(d)           Any amounts payable pursuant to this Section 10.03 shall be paid by wire transfer of same day funds in accordance with this Section 10.03 to an account designated by Parent, provided that such payments can be delayed until the second Business Day after the day on which Parent provides the Company with wiring instructions and such delay will not give rise to a breach of a party’s obligations under this Section 10.03.  If the Company fails to pay when due any amount payable under this Section 10.03 or any portion of such amount, then the Company shall pay Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at the rate of interest per annum equal to the “Prime Rate” as set forth on the date such payment became past due in The Wall Street Journal “Money Rates” column, plus 200 basis points and, if in order to obtain such payment, Parent or Acquisition Sub commences a suit that results in a judgment against the Company for any amount payable under this Section 10.03 or any portion of such amount, the Company shall pay to Parent and Acquisition Sub their reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit.

(e)           Notwithstanding anything to the contrary in this Agreement but subject to Section 10.02, in the event that this Agreement is terminated pursuant to Section 10.01(b), Section 10.01(d), Section 10.01(e) or Section 10.01(f), the Company Termination Fee is payable pursuant to this Section 10.03 and the Company has paid the Company Termination Fee to

Parent in accordance with this Section 10.03, Parent’s receipt of the Company Termination Fee from the Company pursuant to Section 10.03(b)(i)—(iv), as the case may be, and the payment of any amounts due pursuant to Section 10.03(d) shall be the sole and exclusive remedy of Parent and Acquisition Sub against (i) the Company and (ii) any of the Company’s former, current and future Affiliates, assignees, stockholders, controlling persons, directors, officers, employees, agents, attorneys and other Representatives (the Persons described in clauses (i) and (ii), collectively, the “Company Parties”) for any losses or damages arising from or relating to this Agreement, any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Transactions to be consummated, and none of the Company Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided, however, that the foregoing shall not impair the rights of Parent to obtain injunctive relief pursuant to Section 11.02 prior to any termination of this Agreement.

ARTICLE XI.
MISCELLANEOUS

Section 11.01       Notices.  All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered in person, (b) upon confirmation of receipt, when transmitted by facsimile transmission or email, (c) on receipt, after dispatch by registered or certified mail, postage prepaid, (d) on the next Business Day, if transmitted by national overnight courier (with confirmation of delivery) or (e) in the case of notices delivered by Parent or the Company in connection with Section 7.01, on the date delivered if sent by electronic mail (with confirmation of delivery), in each case, addressed as follows:

if to Parent or Acquisition Sub, to:

The Priceline Group Inc.
800 Connecticut Avenue
Norwalk, CT 06854
Attention:	Peter Millones
Facsimile No.:	203-299-8915
Email:	Peter.Millones@pricelinegroup.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	Keith A. Pagnani; Brian E. Hamilton
Facsimile No.:	212-558-3588
Email:	PagnaniK@sullcrom.com; HamiltonB@sullcrom.com

if to the Company, to:

OpenTable, Inc.
1 Montgomery Street, Suite 700
San Francisco, California 94104
Attention: John Orta
Facsimile No.: (415) 267-0937
Email:legalnotices@opentable.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention: Patrick Pohlen and Luke Bergstrom
Facsimile No.: (650) 463-2600
Email: patrick.pohlen@lw.com
luke.bergstrom@lw.com

or to such other address, facsimile number or email address as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 11.02       Remedies Cumulative; Specific Performance.  The rights and remedies of the parties hereto shall be cumulative (and not alternative).  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties (on behalf of themselves and the third-party beneficiaries of this Agreement) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

Section 11.03       No Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered at the Expiration Date or the Closing pursuant hereto shall not survive the Effective Time.

Section 11.04       Amendments and Waivers.

(a)           Subject to Section 8.03(d), any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.05       Binding Effect; Benefit; Assignment.

(a)           The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns except as provided in Section 8.03 and after the Effective Time, the rights of holders of Shares to receive the Merger Consideration specified in Section 4.01.

(b)           No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, by operation of law, merger, change in control or otherwise, without the consent of each other party hereto, except that, after the Effective Time, Parent or Acquisition Sub may transfer or assign their rights and obligations under this Agreement, in whole or in part to any Person; provided that such transfer or assignment shall not relieve Parent or Acquisition Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Acquisition Sub, and provided, further, that no such transfer or assignment shall be permitted if it would result in the imposition of any withholding Tax on payments pursuant to this Agreement. Any purported assignment in violation of this Section 11.05(b) shall be void.

Section 11.06       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 11.07       Jurisdiction.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and irrevocably waives, to the fullest extent permitted by Applicable Law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.08       Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 11.09       Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 11.10       Entire Agreement.  This Agreement, the Confidentiality Agreement and each of the documents, instruments and agreements delivered in connection with the transactions contemplated by this Agreement, including each of the Exhibits and the Company Disclosure Schedule, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.11       Severability.  If any term, provision, covenant or restriction of this Agreement or the application thereof is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.12       Time is of the Essence.  Time is of the essence with respect to the performance of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

OPENTABLE, INC.

By:	/s/ Matthew J. Roberts
	Name:	Matthew J. Roberts
	Title:	President and Chief Executive Officer

THE PRICELINE GROUP INC.

By:	/s/ Glenn D. Fogel
	Name:	Glenn D. Fogel
	Title:	Executive Vice President

RHOMBUS, INC.

By:	/s/ Glenn D. Fogel
	Name:	Glenn D. Fogel
	Title:	President

[Signature Page to Agreement and Plan of Merger]

ANNEX I

CONDITIONS OF THE OFFER

(1)           Notwithstanding any other terms or provisions of the Offer or the Agreement and Plan of Merger to which this Annex I is attached (the “Agreement”), Acquisition Sub shall not be obligated to accept for payment, and, subject to the rules and regulations of the SEC (including Rule 14e-l(c) promulgated under the Exchange Act), shall not be obligated to pay for, or may delay the acceptance for payment of or payment for, any validly tendered Shares pursuant to the Offer (and not theretofore accepted for payment or paid for), if immediately prior to the Expiration Date, there shall not have been validly tendered (not including any Shares tendered pursuant to guaranteed delivery procedures that were not actually delivered prior to the Expiration Date) and not validly withdrawn that number of Shares that would represent one Share more than one-half (1/2) of the sum of:

(a)           all Shares then outstanding, and

(b)           all Shares that the Company may be required to issue upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement or exercise of all then outstanding warrants, options, benefit plans, obligations or securities convertible or exchangeable into Shares, or other rights to acquire or be issued Shares (including all then outstanding Company Compensatory Awards), regardless of the conversion or exercise price or other terms and conditions thereof (such condition in this clause (1) being the “Minimum Condition”).

(2)           Notwithstanding any other term or provision of the Offer or the Agreement, and in addition to (and not in limitation of) Acquisition Sub’s rights to extend and amend the Offer (subject to the provisions of the Agreement), and subject to any applicable rules and regulations of the SEC, Acquisition Sub shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer if at the Expiration Date (i) the Minimum Condition has not been satisfied, or (ii) any of the following conditions shall not be satisfied or have been waived by Parent and Acquisition Sub:

(a)           the representations and warranties made by the Company contained in  Section 5.07(b) of the Agreement shall be true and correct in all respects as of the date of the Agreement;

(b)           the representations and warranties made by the Company contained in Section 5.05(a) and the first sentence of Section 5.05(b) of the Agreement shall be true and correct in all respects as of the date of the Agreement and as of the Expiration Date as though made on and as of the Expiration Date (except to the extent that any such representation and warranty expressly speaks of a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date), except for any failures to be so true and correct that, individually or in the aggregate, are de minimis (it being understood that any failures to be true and correct shall be deemed to be “de minimis” if and only if the Company’s fully diluted capitalization as of the applicable determination date does not exceed the Company’s fully diluted capitalization set forth in Section 5.05(a) and the first sentence of Section 5.05(b) by more than 0.50% in the aggregate);

(c)           the representations and warranties made by the Company contained in Section 5.01(a) (solely as it applies to the due incorporation and valid existence of the Company), Section 5.02, Section 5.04  (solely as it applies to the certificate of incorporation or by-laws of the Company), Section 5.05(e) and Section 5.22 of the Agreement shall be true and correct in all material respects as of the date of the Agreement and as of the Expiration Date as though made on and as of the Expiration Date (except to the extent that any such representation and warranty expressly speaks of a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date), without giving effect to any “Company Material Adverse Effect” or other materiality qualifications, or any similar qualifications or limitations contained or incorporated directly or indirectly in such representations and warranties;

(d)           the representations and warranties made by the Company contained in Section 5.05 (other than Section 5.05(a), the first sentence of Section 5.05(b) and Section 5.05(e)) of the Agreement shall be true and correct in all respects as of the date of the Agreement and as of the Expiration Date as though made on and as of the Expiration Date (except to the extent that any such representation and warranty expressly speaks of a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date), except for any failures to be so true and correct that, individually or in the aggregate, are not material to the Acquired Companies, taken as a whole, and without giving effect to any “Company Material Adverse Effect” or other materiality qualifications, or any similar qualifications or limitations contained or incorporated directly or indirectly in such representations and warranties;

(e)           all other representations and warranties made by the Company in the Agreement (other than those referred to in clauses 2(a), (b), (c) and (d) above) shall have been true and correct in all respects as of the date of the Agreement and shall be true and correct in all respects as of the Expiration Date as if made on the Expiration Date (except to the extent that any such representation and warranty expressly speaks of a specified earlier date, in which case such representation and warranty need only be true and correct in all respects as of such specified earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect and without giving effect to any “Company Material Adverse Effect” or other materiality qualifications, or any similar qualifications or limitations contained or incorporated directly or indirectly in such representations and warranties;

(f)            the Company shall have complied with or performed in all material respects all covenants and obligations that the Company is required to comply with or to perform at or prior to the Expiration Date;

(g)           Parent shall have received a certificate executed on behalf of the Company by its Chief Executive Officer to the effect that the conditions set forth in clauses (2)(a), (b), (c), (d), (e) and (f) above have been duly satisfied;

(h)           The waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall have expired or been terminated;

(i)            since the date of the Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing;

(j)            no Order (whether temporary, preliminary or permanent) of a Governmental Authority of competent jurisdiction or other Applicable Law shall be in effect which makes illegal, restrains, enjoins or otherwise prohibits or prevents the acceptance for payment of, or payment for, Shares pursuant to the Offer or  consummation of the Offer or the Merger; and

(k)           the Agreement shall not have been validly terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and may be waived by Parent and Acquisition Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Acquisition Sub; provided that the Minimum Condition may be waived by Parent and Acquisition Sub only with the prior written consent of the Company, which may be granted or withheld in the Company’s sole discretion.  The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. All capitalized terms used but not defined in this Annex I shall have the meanings ascribed to them in the Agreement.